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                               EXHIBIT 2(a)                  EXECUTION COPY




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                           INVESTMENT AGREEMENT


                       DATED AS OF DECEMBER 23, 1996


                                   AMONG


                    RECOVERY EQUITY INVESTORS II, L.P.,


                           SPARTAN MOTORS, INC.,


                        CARPENTER INDUSTRIES INC.,


                         CARPENTER INDUSTRIES LLC,


                     THE BEURT SERVAAS REVOCABLE TRUST


                                    AND


                       THE CURTIS PUBLISHING COMPANY



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This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.


                             TABLE OF CONTENTS

                                 ARTICLE I

                   SALE OF PURCHASED INTERESTS; CLOSING

     1.1     Purchase and Sale . . . . . . . . . . . . . . . . . . . . . .2
     1.2     Purchase Price. . . . . . . . . . . . . . . . . . . . . . . .2
     1.3     Closing.. . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.4     Obligations of Investors Several and Not Joint. . . . . . . .2

                                ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF
                   THE OWNERS, CARPENTER AND THE COMPANY

     2.1     Organization of Carpenter and the Company . . . . . . . . . .2
     2.2     Power and Authority . . . . . . . . . . . . . . . . . . . . .3
     2.3     Capital . . . . . . . . . . . . . . . . . . . . . . . . . . .4
     2.4     No Subsidiaries . . . . . . . . . . . . . . . . . . . . . . .5
     2.5     No Conflicts. . . . . . . . . . . . . . . . . . . . . . . . .5
     2.6     Governmental Approvals and Filings. . . . . . . . . . . . . .5
     2.7     Books and Records . . . . . . . . . . . . . . . . . . . . . .6
     2.8     Financial Statements.   . . . . . . . . . . . . . . . . . . .6
     2.9     Absence of Changes. . . . . . . . . . . . . . . . . . . . . .8
     2.10    No Undisclosed Liabilities. . . . . . . . . . . . . . . . . 10
     2.11    Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     2.12    Legal Proceedings . . . . . . . . . . . . . . . . . . . . . 12
     2.13    Compliance With Laws and Orders . . . . . . . . . . . . . . 12
     2.14    Benefit Plans; ERISA. . . . . . . . . . . . . . . . . . . . 12
     2.15    Real Property.. . . . . . . . . . . . . . . . . . . . . . . 14
     2.16    Tangible Personal Property. . . . . . . . . . . . . . . . . 15
     2.17    Intellectual Property Rights. . . . . . . . . . . . . . . . 15
     2.18    Contracts . . . . . . . . . . . . . . . . . . . . . . . . . 16
     2.19    Licenses. . . . . . . . . . . . . . . . . . . . . . . . . . 18
     2.20    Insurance . . . . . . . . . . . . . . . . . . . . . . . . . 18
     2.21    Affiliate Transactions. . . . . . . . . . . . . . . . . . . 19
     2.22    Employees; Labor Relations. . . . . . . . . . . . . . . . . 19
     2.23    Environmental Matters.. . . . . . . . . . . . . . . . . . . 20
     2.24    Substantial Customers and Suppliers.  . . . . . . . . . . . 21
     2.25    Other Negotiations; Brokers . . . . . . . . . . . . . . . . 21
     2.26    Registration Rights . . . . . . . . . . . . . . . . . . . . 22
     2.27    Exemption from Registration; Restrictions on Offer and
             Sale of Same or Similar Securities. . . . . . . . . . . . . 22


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     2.28    Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . 22
     2.29    Holding Company Act and Investment Company Act Status . . . 22
     2.30    Corporate Governance. . . . . . . . . . . . . . . . . . . . 23
     2.31    Projections . . . . . . . . . . . . . . . . . . . . . . . . 23


                                ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

     3.1     Organization; Power and Authority . . . . . . . . . . . . . 23
     3.2     No Conflicts. . . . . . . . . . . . . . . . . . . . . . . . 23
     3.3     Purchase for Investment . . . . . . . . . . . . . . . . . . 24
     3.4     Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . 24

                                ARTICLE IV

            COVENANTS OF THE OWNERS, CARPENTER AND THE COMPANY

     4.1     Regulatory and Other Approvals. . . . . . . . . . . . . . . 25
     4.2     Investigation by Investors. . . . . . . . . . . . . . . . . 25
     4.3     No Solicitations. . . . . . . . . . . . . . . . . . . . . . 26
     4.4     Conduct of Business . . . . . . . . . . . . . . . . . . . . 26
     4.5     Financial Statements and Reports; Fiscal Year . . . . . . . 27
     4.6     Certain Restrictions. . . . . . . . . . . . . . . . . . . . 28
     4.7     Affiliate Transactions. . . . . . . . . . . . . . . . . . . 29
     4.8     Notice and Cure . . . . . . . . . . . . . . . . . . . . . . 29
     4.9     Restructuring Transactions. . . . . . . . . . . . . . . . . 30
     4.10    Fulfillment of Conditions . . . . . . . . . . . . . . . . . 32
     4.11    Venture Capital Operating Company Status. . . . . . . . . . 32
     4.12    Business Plan . . . . . . . . . . . . . . . . . . . . . . . 32
     4.13    Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . 32
     4.14    Change of Name. . . . . . . . . . . . . . . . . . . . . . . 33
     4.15    Delivery of Books and Records, etc. . . . . . . . . . . . . 33
     4.16    Relocation and Completion of Semi-Finished Buses. . . . . . 33
     4.17    Non-competition . . . . . . . . . . . . . . . . . . . . . . 35

                                 ARTICLE V

                           ADDITIONAL AGREEMENTS

     5.1     Warehousing of Certain Inventory. . . . . . . . . . . . . . 36
     5.2     Debt Restructuring. . . . . . . . . . . . . . . . . . . . . 37
     5.3     Extension or Refinancing of Unsecured Newcourt
             Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . 37
     5.4     Reimbursement of Certain Costs Relating to
             Semi-Finished Buses . . . . . . . . . . . . . . . . . . . . 38
     5.5     Adjustment of New Curtis Note . . . . . . . . . . . . . . . 39
     5.6     Certain Employee Matters. . . . . . . . . . . . . . . . . . 40

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     5.7     Spartan Non-competition Covenant. . . . . . . . . . . . . . 42
     5.8     Sale of Mitchell Facility . . . . . . . . . . . . . . . . . 42
     5.9     New Lines of Company Business . . . . . . . . . . . . . . . 43
     5.10    Provision of Parts and Services . . . . . . . . . . . . . . 43

                                ARTICLE VI

                CONDITIONS TO OBLIGATIONS OF THE INVESTORS

     6.1     Representations and Warranties. . . . . . . . . . . . . . . 44
     6.2     Performance . . . . . . . . . . . . . . . . . . . . . . . . 44
     6.3     Officers' Certificates. . . . . . . . . . . . . . . . . . . 44
     6.4     Orders and Laws . . . . . . . . . . . . . . . . . . . . . . 44
     6.5     Regulatory Consents and Approvals.. . . . . . . . . . . . . 45
     6.6     Third Party Consents. . . . . . . . . . . . . . . . . . . . 45
     6.7     Opinion of Counsel. . . . . . . . . . . . . . . . . . . . . 46
     6.8     Good Standing Certificates. . . . . . . . . . . . . . . . . 46
     6.9     Other Agreements. . . . . . . . . . . . . . . . . . . . . . 46
     6.10    Delivery of Certificates. . . . . . . . . . . . . . . . . . 46
     6.11    Contribution. . . . . . . . . . . . . . . . . . . . . . . . 46
     6.12    Contemporaneous Investment by Other Investor. . . . . . . . 46
     6.13    Reaffirmation of Guarantees . . . . . . . . . . . . . . . . 47
     6.14    Affiliate Transactions. . . . . . . . . . . . . . . . . . . 47
     6.15    Business Plan . . . . . . . . . . . . . . . . . . . . . . . 47
     6.16    No Adverse Change . . . . . . . . . . . . . . . . . . . . . 47
     6.17    Board of Directors. . . . . . . . . . . . . . . . . . . . . 47
     6.18    EMC Corbeil Agreement . . . . . . . . . . . . . . . . . . . 47
     6.19    Air Emissions . . . . . . . . . . . . . . . . . . . . . . . 47
     6.20    Certain of Dr. Ser Vaas . . . . . . . . . . . . . . . . . . 48
     6.21    By-laws Amendment . . . . . . . . . . . . . . . . . . . . . 48
     6.22    Insurance Certificates. . . . . . . . . . . . . . . . . . . 48
     6.23    Proceedings . . . . . . . . . . . . . . . . . . . . . . . . 48

                                ARTICLE VII

                 CONDITIONS TO OBLIGATIONS OF THE COMPANY

     7.1     Representations and Warranties. . . . . . . . . . . . . . . 48
     7.2     Performance . . . . . . . . . . . . . . . . . . . . . . . . 48
     7.3     Certificates. . . . . . . . . . . . . . . . . . . . . . . . 49
     7.4     Orders and Laws . . . . . . . . . . . . . . . . . . . . . . 49
     7.5     Regulatory Consents and Approvals.. . . . . . . . . . . . . 49








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                               ARTICLE VIII

                 SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                         COVENANTS AND AGREEMENTS

     8.1     Survival of Representations, Warranties, Covenants
             and Agreements. . . . . . . . . . . . . . . . . . . . . . . 49

                                ARTICLE IX

                              INDEMNIFICATION

     9.1     Indemnification . . . . . . . . . . . . . . . . . . . . . . 50
     9.2     Method of Asserting Claims. . . . . . . . . . . . . . . . . 51

                                 ARTICLE X

                                TERMINATION

     10.1    Termination . . . . . . . . . . . . . . . . . . . . . . . . 53
     10.2    Effect of Termination . . . . . . . . . . . . . . . . . . . 53

                                ARTICLE XI

                                DEFINITIONS

     11.1    Definitions.. . . . . . . . . . . . . . . . . . . . . . . . 54

                                ARTICLE XII

                               MISCELLANEOUS

     12.1    Notices . . . . . . . . . . . . . . . . . . . . . . . . . . 66
     12.2    Entire Agreement. . . . . . . . . . . . . . . . . . . . . . 68
     12.3    Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . 69
     12.4    Public Announcements. . . . . . . . . . . . . . . . . . . . 69
     12.5    Confidentiality.  . . . . . . . . . . . . . . . . . . . . . 69
     12.6    Further Assurances; Post-Closing Cooperation. . . . . . . . 70
     12.7    Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . 70
     12.8    Amendment . . . . . . . . . . . . . . . . . . . . . . . . . 70
     12.9    Third Party Beneficiaries . . . . . . . . . . . . . . . . . 70
     12.10   No Assignment; Binding Effect . . . . . . . . . . . . . . . 70
     12.11   Headings. . . . . . . . . . . . . . . . . . . . . . . . . . 71
     12.12   Invalid Provisions. . . . . . . . . . . . . . . . . . . . . 71
     12.13   Governing Law . . . . . . . . . . . . . . . . . . . . . . . 71
     12.14   Counterparts. . . . . . . . . . . . . . . . . . . . . . . . 71
     12.15   Limited Recourse. . . . . . . . . . . . . . . . . . . . . . 71
     12.16   Investors' Obligations Several and Not Joint. . . . . . . . 71


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Exhibit A  -- Form of Officer's Certificate

Exhibit B  -- Form of Secretary's Certificate

Exhibit C  -- Form of Opinion of Leeuw, Plopper & Beeman

Exhibit D  -- Form of Contribution Agreement

Exhibit E  -- Form of Stockholders' Agreement

Exhibit F  -- Form of Management Agreement

Exhibit G  -- Form of Registration Rights Agreement

Exhibit H   -- Form of REI II Certificate

Exhibit I   -- Form of Spartan Officer's Certificate

Exhibit J   -- Form of Spartan Secretary's Certificate

Exhibit K   -- Form of Certificate of Dr. SerVaas

Schedule 2.8A --Historical Financial Statements as of and for the
                fiscal year ended December 31, 1995

Schedule 2.8B --September 30 Financial Statements

Schedule 2.8C --October 31 Financial Statements, Pro Forma Balance
                Sheet and Estimated Pro Forma Operating Statements

Schedule 2.8D --Agreed-Upon Procedures Report

Schedule 2.31 --Projections

Disclosure Schedule















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
       INVESTMENT AGREEMENT dated as of December 23, 1996, among RECOVERY EQUITY INVESTORS II, L.P., a Delaware limited partnership ("REI II"), SPARTAN MOTORS, INC., a Michigan corporation ("Spartan" and, together with REI II, the "Investors"), CARPENTER INDUSTRIES INC., a Delaware corporation (the "Company"), CARPENTER INDUSTRIES LLC, an Indiana limited liability company ("Carpenter"), the BEURT SERVAAS REVOCABLE TRUST, a trust organized under the laws of the State of Indiana (the "Trust"), and THE CURTIS PUBLISHING COMPANY, an Indiana corporation ("Curtis" and, together with the Trust, the "Owners").

       WHEREAS, in order that the investments by the Investors contemplated hereby may be made in a newly formed Delaware corporation, immediately prior to the closing of the transactions contemplated hereby, Carpenter will contribute certain of its Assets and Properties and certain of its Liabilities to the Company (and the Company shall assume such Liabilities) pursuant to the terms of the Contribution Agreement (the "Contribution"); and

       WHEREAS, in exchange for the Contribution and the covenant of the Owners and Carpenter set forth in Sections 4.9, 4.14, 4.17, 5.3, 5.4 and 5.8, the Company will issue to Carpenter 300 shares of the Company's Common Stock, no par value per share (the "Common Stock");

       WHEREAS, immediately following the Contribution, each of REI II and Spartan desires to purchase from the Company, and the Company desires to sell to each Investor, on the terms and subject to the conditions set forth below, 300 shares of Common Stock, representing 33-1/3% of the total number of shares of Common Stock outstanding after giving effect to the Contribution and the other transactions contemplated by this Agreement (the 600 shares of Common Stock to be purchased by the Investors in the aggregate hereunder being hereinafter referred to as the "Purchased Stock");

       WHEREAS, the parties hereto intend that the above-described receipt of Common Stock by Carpenter and the purchase of the Purchased Stock by the Investors qualify as an exchange under Section 351 of the Code; and

       WHEREAS, capitalized terms used above and not otherwise defined above shall have the respective meanings set forth in Section 11.1.

       NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                 ARTICLE I

                   SALE OF PURCHASED INTERESTS; CLOSING

       1.1 PURCHASE AND SALE. The Company agrees to sell to each Investor, and each Investor agrees to purchase from the Company, 300 shares of the Purchased Stock for the Purchase Price at the Closing, in each case on the terms and subject to the conditions set forth in this Agreement.

       1.2 PURCHASE PRICE. The aggregate purchase price to be paid by each Investor for the Purchased Stock to be purchased by it hereunder is $10,000,000 (the "Purchase Price"), payable in cash in the manner provided in Section 1.3.

       1.3 CLOSING. The Closing will take place on the Closing Date at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178, or at such other place as the Investors and the Company mutually agree, at 10:00 A.M. local time. At the Closing, each Investor will pay the Purchase Price by wire transfer of immediately available funds to such account as the Company may reasonably direct by written notice delivered to such Investor by the Company at least five Business Days before the Closing Date. Simultaneously, the Company will issue to each Investor 300 shares of Purchased Stock, free and clear of all Liens, by delivering to such Investor one or more certificates, registered in the name of such Investor or any designee thereof, representing such shares of Purchased Stock. At the Closing, there shall also be delivered to the Company and the Investors the opinions, certificates and other Contracts, documents and instruments to be delivered under Articles VI and VII.

       1.4 OBLIGATIONS OF INVESTORS SEVERAL AND NOT JOINT. The obligations of each Investor under this Agreement are separate from the obligations of the other Investor under this Agreement, and neither Investor shall be liable or otherwise responsible in any manner for any obligation of the other Investor under this Agreement.


                                ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF
                   THE OWNERS, CARPENTER AND THE COMPANY

       Carpenter, the Company and each of the Owners hereby jointly and severally represent and warrant to each Investor as follows:

       2.1 ORGANIZATION OF CARPENTER AND THE COMPANY. (a) Carpenter is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Indiana. During the period from April 30, 1990 through and including June 28, 1996, CMI owned and conducted

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the business currently owned and conducted by Carpenter.  On June 28, 1996,
(i) CMI duly and validly distributed all of its Assets and Properties and assigned all of its Liabilities to Curtis and the Trust, and (ii) Curtis and the Trust duly and validly contributed all such Assets and Properties and assigned all such Liabilities to Carpenter. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Carpenter and the Company is duly qualified, licensed or admitted to do business and is in good standing in the jurisdictions identified in SECTION 2.1 OF THE DISCLOSURE SCHEDULE, those being in each case the only jurisdictions in which the failure to be so qualified, licensed or admitted and in good standing could reasonably be expected to have a material adverse effect on the Business or Condition of Carpenter or the Company. Carpenter and the Company have, prior to the execution of this Agreement, made available to Investor true and complete copies of (i) the certificate of existence of Carpenter, (ii) the articles of organization of Carpenter, (iii) the operating agreement of Carpenter,
(iv) the certificate of incorporation of the Company, and (v) the by-laws of the Company, in each case together with all amendments thereto and as in effect on the date of this Agreement (the foregoing, collectively, the "Charter Documents"). The name of each member of Carpenter, and each officer of Carpenter and the position held by each, are listed in SECTION
2.1 OF THE DISCLOSURE SCHEDULE.

       (b) The Company has been newly incorporated on October 30, 1996, and since the date of its incorporation, the Company has not conducted any business, incurred any Liabilities (whether contingent or otherwise), entered into any Contract (other than this Agreement, the Operative Agreements and any Contract that (i) is furnished to and approved by each Investor before being entered into by the Company and (ii) is entered into by the Company either as part of the Restructuring Transactions described in clause (c) of Section 4.9 or in obtaining the written instruments relating to the Wayne Bank revolving credit facility contemplated by
Section 6.6) or had any Assets and Properties or employees; PROVIDED, HOWEVER, that on the Closing Date (and after giving effect to the transactions contemplated hereby) the Company will have the Assets and Properties, Liabilities and Contracts contributed to it and assumed by it pursuant to the Contribution Agreement.

       2.2 POWER AND AUTHORITY. (a) Each of Carpenter, the Company and the Owners has the requisite power and authority and legal capacity to execute and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including (in the case of Carpenter) the Restructuring Transactions and (in the case of the Company) the issuance and sale of the Purchased Stock to the Investors. The execution and delivery by each of Carpenter, the Company and the Owners of this Agreement and the Operative Agreements to which it is a party, and such Person's performance of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action on the part of the members of Carpenter, the trustees and settlors of the Trust, the board of directors of the Company or the board of directors of Curtis, as the case may be, which action is the only action necessary to authorize the execution, delivery and performance by such Person of this Agreement and the Operative Agreements to which it is a party. This Agreement has been duly and validly executed and delivered by each of Carpenter, the Company and the Owners and constitutes, and upon the execution and delivery by each of Carpenter, the Company and the Owners of the Operative Agreements to which it is a party, each such Operative Agreement will constitute, a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.

       (b) Dr. SerVaas has the requisite power and authority and legal capacity to execute and deliver the Operative Agreements to which he is a party, to perform his obligations thereunder and to consummate the transactions contemplated thereby. Upon the execution and delivery by Dr. SerVaas of the Operative Agreements to which he is a party, each such Operative Agreement will constitute a legal, valid and binding obligation of Dr. SerVaas, enforceable against Dr. SerVaas in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.

       2.3 CAPITAL. The Trust and Curtis are the only members of Carpenter and have a 30% and a 70% interest in the capital of Carpenter, respectively. The authorized capital stock of the Company consists of 1,000 shares of Common Stock. As of the date hereof, no shares of Common
Stock have been issued or are outstanding.   Immediately prior to the
Closing (but after giving effect to the Contribution), there will be 300 shares of Common Stock issued and outstanding, all of which will be owned by Carpenter free and clear of all Liens. At the time of their issuance and on the Closing Date, all of such issued and outstanding shares of Common Stock will be validly issued, fully paid and nonassessable, and will have been issued in compliance with all applicable federal and state securities laws. Carpenter has not, directly or indirectly, entered into any agreement, arrangement or understanding with respect to the sale, transfer or other disposition of any such shares of Common Stock (other than the Stockholders' Agreement). There are no outstanding Options or agreements, arrangements or understandings to issue Options with respect to Carpenter or the Company and there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of shares of capital stock of or other equity interests in Carpenter or the Company. Upon issuance at the Closing, the certificate or certificates representing the Purchased Stock delivered hereunder to the Investors will transfer to each Investor good and valid title to the Purchased Stock being purchased by it hereunder, free and clear of all Liens, and all the Purchased Stock will have been duly authorized, validly issued, fully paid and nonassessable. Upon the issuance thereof at the Closing, the Purchased Stock in the aggregate will represent 66-2/3% of the total voting power of all shares of capital stock of the Company, and each share of Purchased Stock will represent the same fraction of such total voting power.

       2.4 NO SUBSIDIARIES. Neither Carpenter nor the Company holds any direct or indirect equity, partnership, limited liability company, joint venture or other interest in any Person.

       2.5 NO CONFLICTS. The execution and delivery by each of Carpenter, the Company and the Owners of this Agreement do not, and the execution and delivery by each of Carpenter, the Company, Dr. SerVaas and the Owners of the Operative Agreements to which it is a party, the performance by each of Carpenter, the Company and the Owners of its obligations under this Agreement and the Operative Agreements to which it is a party, the performance by Dr. SerVaas of his obligations under the Operative Agreements to which he is a party, and the consummation of the transactions contemplated by the Agreement and the Operative Agreements (including, without limitation, the Contribution, the Restructuring Transactions and the issuance of the Purchased Stock) will not:

       (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Charter Documents, the certificate or articles of incorporation or by-laws of Curtis or the trust agreement governing the Trust;

       (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in SECTION 2.6 OF THE DISCLOSURE SCHEDULE, if any, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to any of Carpenter, the Company, Dr. SerVaas or the Owners or any of their respective Assets and Properties; or

       (c)   except as disclosed in SECTION 2.5 OF THE DISCLOSURE
SCHEDULE, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Carpenter, the Company, any Owner or Dr. SerVaas to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, (vi) result in the creation of any new, additional or increased liability of Carpenter or the Company under, or
(vii) result in the creation or imposition of any Lien upon Carpenter or the Company, Dr. SerVaas or any of their respective Assets and Properties under, any Contract or License to which any of Carpenter, the Company, Dr. SerVaas or the Owners is a party or by which any of their respective Assets and Properties is bound.

       2.6   GOVERNMENTAL APPROVALS AND FILINGS.  Except as disclosed in
SECTION 2.6 OF THE DISCLOSURE SCHEDULE, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Carpenter, the Company, any Owner or Dr. SerVaas is required in connection with (a) the execution, delivery and performance of this Agreement by Carpenter, the Company or any Owner, (b) the execution, delivery and performance by Carpenter, the Company, Dr. SerVaas or any Owner of any of the Operative Agreements to which it is a party or (c) the consummation of the transactions contemplated by this Agreement or any Operative Agreement.

       2.7 BOOKS AND RECORDS. The minute books and other similar records of Carpenter and the Company as made available to each Investor prior to the execution of this Agreement contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the members, the stockholders, the management committee and the board of directors and committees of the board of directors of Carpenter and the Company, as applicable.

       2.8 FINANCIAL STATEMENTS. (a) Schedule 2.8A contains true and complete copies of the Audited Financial Statements, fiscal year ended December 31, 1995, which have been audited by Birk Gross Bell & Coulter, P.C. (the "Accounting Firm"). The Audited Financial Statements (x) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and (y) fairly present, in all material respects, the financial position of CMI as of December 31, 1995 and the results of operations and cash flows of CMI for the fiscal year ended December 31, 1995.

       (b) Schedule 2.8B contains true and complete copies of the combined compiled financial statements for CMI and Carpenter as of and for the nine months ended September 30, 1996, which have been compiled by the Accounting Firm (collectively, the "September 30 Compiled Financial Statements"). Schedule 2.8C contains true and complete copies of (i) a compiled balance sheet for Carpenter as of October 31, 1996, and the related compiled statements of operations and accumulated deficit for the four months ended October 31, 1996, which have been compiled by the Accounting Firm (collectively, the "October 31 Compiled Financial Statements"), (ii) a pro forma balance sheet for the Company as of October 31, 1996, reflecting the impact of the Restructuring Transactions, the

Contribution and the other transactions contemplated hereby to occur on the Closing Date as if the Restructuring Transactions and such other transactions had occurred on October 31, 1996 (the "Pro Forma Balance Sheet") and (iii) pro forma statements of income, members' equity and cash flows for Carpenter for the four months ended October 31, 1996, reflecting the estimated results of operations and cash flows of Carpenter for such period after giving effect to the elimination of all non-recurring expenses associated with (x) the ramp-up in Carpenter's production of buses during the first three quarters of calendar year 1996 and (y) the production changes implemented in October 1996 to complete work on Carpenter's inventory of semi-finished buses (the "Estimated Pro Forma Operating Statements"). The inventory balances set forth in the October 31 Compiled Financial Statements and the Pro Forma Balance Sheet are based upon a physical inventory of raw materials and work in process conducted in accordance with the Agreed-Upon Procedures.

       (c) Schedule 2.8D contains a true and complete copy of the "Independent Accountant's Report on Applying Agreed-Upon Procedures" delivered by the Accounting Firm to Carpenter on December 17, 1996 (the "Agreed-Upon Procedures Report"). The September 30 Compiled Financial Statements and the October 31 Compiled Financial Statements accurately reflect the results of the Agreed-Upon Procedures described in the Agreed-Upon Procedures Report (including the Accounting Firm's observation of the physical inventory referred to in Section 2.8(b)).

       (d) The September 30 Compiled Financial Statements and the October 31 Compiled Financial Statements accurately present, in all material respects, the financial condition and results of operations of Carpenter as of and for the dates and periods indicated (subject in each case to normal year-end audit adjustments that will not have or reflect a material adverse effect). Except as otherwise disclosed in the related compilation report, the September 30 Compiled Financial Statements and the October 31 Compiled Financial Statements were prepared on a basis consistent with the Audited Financial Statements (including the methods, principles, practices and policies applied in preparing the Audited Financial Statements).

       (e) The Pro Forma Balance Sheet accurately reflects (i) the adjustments specified in the journal entries attached thereto as part of
Schedule 2.8C and (ii) all other adjustments to the balance sheet included in the October 31 Compiled Financial Statements required to be made to give effect to the Restructuring Transactions, the Contribution and the other transactions contemplated hereby to occur on the Closing Date as if the Restructuring Transactions and such other transactions had occurred on November 1, 1996.

       (f) The Estimated Pro Forma Operating Statements accurately reflect the effect (as estimated in good faith by Carpenter's management) of elimination of the non-recurring expenses identified in clause (iii) of
Section 2.8(b), and otherwise have been prepared in good faith by Carpenter on the basis of the best information known to Carpenter and the Owners (after due inquiry) as of the date hereof.

       (g) Carpenter and the Owners have, and have caused the Accounting Firm to, make available to each Investor and its accountants all work papers and related data used in connection with the preparation and review of the September 30 Compiled Financial Statements, the October 31 Compiled Financial Statements, the Pro Forma Balance Sheet and the Estimated Pro Forma Operating Statements.

       (h) The aggregate principal amount of outstanding Indebtedness under the agreements relating to the Newcourt inventory financing arrangement in respect of Federalled Buses that have been sold by CMI or Carpenter and paid for by the purchasers thereof prior to the date hereof equals $6,132,644.48 (such outstanding Indebtedness, the "Unsecured Newcourt Indebtedness"). As of the date hereof, the agreements relating to the Newcourt inventory financing arrangement have been modified to provide that the Unsecured Newcourt Indebtedness, together with all accrued interest thereon, is due and payable on December 31, 1996.

       (i) The Net Contribution Amount for the period beginning on September 1, 1996 and ending on the Closing Date will not be less than $7,500,000.

       2.9 ABSENCE OF CHANGES. Since the Audited Financial Statement Date, except as set forth in SECTION 2.9 OF THE DISCLOSURE SCHEDULE, there has not been any material adverse change, or any event or development which, individually or together with other such events and developments, could reasonably be expected to result in a material adverse change, in the Business or Condition of Carpenter or the Company (it being understood that all references to Carpenter in this Section 2.9 shall be deemed to include
CMI). None of the other representations or warranties set forth in this Agreement shall be deemed to limit the foregoing. In addition, without limiting the foregoing, except as disclosed in SECTION 2.9 OF THE DISCLOSURE SCHEDULE and except in connection with the Restructuring Transactions, the Contribution and (to the extent completed prior to the Closing) the Debt Restructuring, there has not occurred since the Audited Financial Statement Date:

       (a) other than the distribution to Curtis and the Trust of the net proceeds of Carpenter's sale of 800 shares of CII's common stock pursuant to the CII Stock Purchase Agreement, any declaration, setting aside or payment of any dividend or other distribution in respect of the capital of Carpenter, or any direct or indirect redemption, purchase or other acquisition by Carpenter of any such capital of or any Option with respect to Carpenter;

       (b) except for the execution, delivery and performance by each of Carpenter, the Company and the Owners of this Agreement and the Operative Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, any authorization, issuance, sale or other disposition by Carpenter, the Company or any Owner of any shares of capital stock of or other equity interests in or Option with respect to Carpenter or the Company, or any modification or amendment of any right of any holder of any outstanding shares of capital stock of or other equity interests in or Option with respect to Carpenter or the Company;

       (c) other than pursuant to the terms of existing employment Contracts listed in SECTION 2.18(A)(I) OF THE DISCLOSURE SCHEDULE: (i) any increase in the salary, wages or other compensation, including any increase in rate of compensation, of any officer, employee or consultant of Carpenter whose annual salary is, or after giving effect to such change would be, $100,000 or more; (ii) any establishment or modification of (A) targets, goals, pools or similar provisions under any Benefit Plan, employment Contract or other employee compensation arrangement or (B) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan, employment Contract or other employee compensation arrangement; or (iii) any adoption, entering into, amendment, modification or termination (partial or complete) of any Benefit Plan;

       (d) (i) incurrences by Carpenter of Indebtedness, other than (w) Indebtedness consisting of advances made by Curtis after October 31, 1996 for the purpose of financing ongoing business expenses of Carpenter, (x) revolving credit Indebtedness incurred in the ordinary course of Carpenter's business pursuant to the inventory financing agreement with Newcourt Financial USA, Inc., (y) the incurrence of $2,500,000 aggregate principal amount of long-term Indebtedness as consideration for Carpenter's acquisition of the Richmond Facility pursuant to the Richmond Acquisition Agreement and (z) any other Indebtedness, but only if the entire outstanding principal amount thereof is included in the October 31, 1996 balance sheet for Carpenter included in the October 31 Financial Statements, or (ii) except as part of the Restructuring Transactions, any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of Carpenter under, any Indebtedness of or owing to Carpenter;

       (e) any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of Carpenter in an aggregate amount exceeding $100,000;

       (f) any write-off or write-down of, or any determination to write off or write-down, any of the Assets and Properties of Carpenter in an aggregate amount exceeding $100,000;

       (g) any acquisition by Carpenter of any Assets and Properties of any Person or disposition of, or incurrence of a Lien (other than a Permitted Lien) on, any Assets and Properties of Carpenter, other than
     (i) acquisitions or dispositions of inventory in the ordinary course of business of Carpenter consistent with past practice, (ii) the sale of 800 shares of CII's common stock pursuant to the CII Stock Purchase Agreement and (iii) the acquisition of the Richmond Facility pursuant to the Richmond Acquisition Agreement;

       (h) any capital expenditure or commitment for additions to property, plant or equipment of Carpenter constituting capital assets (or any series of related capital expenditures or commitments) in an amount exceeding $50,000;

       (i) any commencement, termination or change by Carpenter of any line of business;

       (j) any transaction by Carpenter with any officer, director, member, Affiliate or Associate of Carpenter, other than (i) pursuant to
     (x) any Contract in effect on June 28, 1996 and disclosed to Investor pursuant to Section 2.18(a)(vi) and (y) any employment Contract disclosed to Investor pursuant to SECTION 2.18(A)(I) OF THE DISCLOSURE SCHEDULE and (ii) the advances made by Curtis described in SECTION 2.21(A) OF THE DISCLOSURE SCHEDULE;

       (k) any entering into of an agreement to do or engage in any of the foregoing, including with respect to any Business Combination, other than Carpenter's entering into the CII Stock Purchase Agreement and the Richmond Acquisition Agreement; or

       (l) any change in the accounting methods or procedures of Carpenter or any other transaction involving or development affecting Carpenter outside the ordinary course of business consistent with past practice.

       2.10 NO UNDISCLOSED LIABILITIES. Except as reflected or reserved against in the October 31 Financial Statements or as disclosed in
SECTION 2.10 OF THE DISCLOSURE SCHEDULE, there are no Liabilities of, relating to or affecting Carpenter, the Company or any of their respective Assets and Properties, other than (a) Liabilities incurred in the ordinary course of business consistent with past practice since October 31, 1996 and in accordance with the provisions of this Agreement, (b) Liabilities consisting of the $2,500,000 aggregate principal amount of long-term Indebtedness incurred as consideration for Carpenter's acquisition of the

Richmond Facility pursuant to the Richmond Acquisition Agreement, together with interest accrued thereon since November 12, 1996, and (c) other Liabilities which in the aggregate are not material to the Business or Condition of Carpenter or the Company, are not for tort or for breach of contract and are not owed to any Affiliate or Associate of Carpenter.

       2.11 TAXES. (a) Except as disclosed in SECTION 2.11 OF THE DISCLOSURE SCHEDULE, all Tax Returns required to have been filed by or with respect to CMI, Carpenter or the Company have been duly filed, and each such Tax Return correctly and completely reflects the income, franchise or other Tax liability and all other information required to be reported thereon. All Taxes due and payable by CMI, Carpenter or the Company, whether or not shown on any Tax Return, have been paid.

       (b) Except as disclosed in SECTION 2.11 OF THE DISCLOSURE SCHEDULE, the provisions for Taxes due by Carpenter in the October 31, 1996 balance sheet for Carpenter contained in the October 31 Financial
Statements are sufficient for all unpaid Taxes, being only current Taxes not yet due and payable, of Carpenter.

       (c) Except as disclosed in SECTION 2.11 OF THE DISCLOSURE SCHEDULE, none of CMI, Carpenter or the Company is a party to any agreement extending the time within which to file any Tax Return. During the preceding five years, no claim has been made and, to the best knowledge of the Owners, Carpenter and the Company, no claim has ever been made by a jurisdiction in which CMI, Carpenter or the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

       (d) Each of CMI, Carpenter and the Company has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or due and payable to any employee, creditor, independent contractor or other third party.

       (e) Except as disclosed in SECTION 2.11 OF THE DISCLOSURE SCHEDULE, there is no dispute or claim concerning any Tax liability of CMI, Carpenter or the Company either (i) claimed or raised by any taxing authority or (ii) otherwise known to any Owner, Carpenter or the Company.
SECTION 2.11 OF THE DISCLOSURE SCHEDULE indicates those Tax Returns, if any, that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Owners have made available to each Investor complete and correct copies of all federal, state, local and foreign income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, CMI, Carpenter or the Company, in each case since April 30, 1990.

       (f) None of CMI, Carpenter or the Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

       (g) None of CMI, Carpenter or the Company has received any written ruling related to Taxes, or entered into any written and legally binding agreement with a taxing authority relating to Taxes, for which in either case there is any further Liability.

       (h) The Company does not have any Liability in respect of Taxes of Carpenter Body Works, Inc., CMI, Carpenter or any other Person other than the Company (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise; PROVIDED, HOWEVER, that pursuant to the Contribution Agreement the Company will be responsible for the payment of Indiana property taxes of Carpenter that are not yet due and payable and either (i) have been properly accrued as a liability on the Pro Forma Balance Sheet or (ii) are disclosed in SECTION 2.11 OF THE DISCLOSURE SCHEDULE.

       (i) None of CMI, Carpenter or the Company has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could require it to make any payments, that are not deductible under Section 280G of the Code.

       (j) None of CMI, Carpenter or the Company (i) has agreed to, is required to, or reasonably expects that it might have to, make any adjustment under Section 481 of the Code (or any comparable provision of state, local or foreign law) by reason of a change in accounting method or otherwise, (ii) is a "consenting corporation" within the meaning of Section 341(f)(1) of the Code or comparable provisions of any state statutes, and none of the Assets and Properties of Carpenter or the Company is subject to an election under Section 341(f) of the Code or comparable provisions of any state statutes, (iii) except as set forth in SECTION 2.11 OF THE DISCLOSURE SCHEDULE, has been a member of an affiliated, combined, consolidated, unitary or similar group for Tax purposes, or (iv) is a party to any joint venture, partnership or other arrangement that is (or should be) treated as a partnership for Tax purposes.

       2.12 LEGAL PROCEEDINGS. (a) Except as set forth in SECTION 2.12 OF THE DISCLOSURE SCHEDULE:

       (i) there are no Actions or Proceedings pending or, to the best knowledge of the Owners, Carpenter and the Company, threatened against, relating to or affecting Carpenter, the Company, Dr. SerVaas any Owner or any of their respective Assets and Properties which (A) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements or otherwise result in a material diminution of the benefits contemplated by this Agreement or any of the Operative Agreements to any Investor, or (B) if determined adversely to

     Carpenter, the Company or any Owner, could reasonably be expected to result in (x) any injunction or other equitable relief against Carpenter, the Company or any Owner that would interfere with Carpenter's or the Company's business or operations or (y) Losses by Carpenter or the Company, individually or in the aggregate with Losses in respect of other such Actions or Proceedings, exceeding $100,000;

       (ii) there are no facts or circumstances known to Carpenter, the Company or any Owner that could reasonably be expected to give rise to any Action or Proceeding that would be required to be disclosed pursuant to clause (i) above, except as disclosed in SECTION 2.12 OF THE DISCLOSURE SCHEDULE; and

       (iii) none of the Owners, Carpenter or the Company has received notice or is aware of any Orders outstanding against CMI, Carpenter or the Company.

       (b) Prior to the date hereof, the Owners have made available to each Investor all responses of counsel for CMI and Carpenter to auditors' requests for information for the preceding two years (together with any updates provided by such counsel) regarding Actions or Proceedings pending or threatened against, relating to or affecting Carpenter or the Company.

       2.13  COMPLIANCE WITH LAWS AND ORDERS.  Except as disclosed in
SECTION 2.13 OF THE DISCLOSURE SCHEDULE, none of CMI, Carpenter or the Company is or at any time since October 31, 1991 has been, or has received any notice that it is or since such date has been, in violation of or in default under, any Law or Order applicable to CMI, Carpenter, the Company or any of their respective Assets and Properties, other than any such violation or default which individually or together with any other such violations and defaults would not have a material adverse effect on the Business or Condition of Carpenter or the Company. In furtherance and not in limitation of the foregoing, none of CMI, Carpenter or the Company has violated the Securities Act or any other Federal or state securities law in connection with the offer, issuance, sale or purchase of any securities.

       2.14  BENEFIT PLANS; ERISA.  All Benefit Plans are listed in
SECTION 2.14 OF THE DISCLOSURE SCHEDULE, and copies of all documentation relating to such Benefit Plans have been delivered or made available to each Investor. Except as disclosed in SECTION 2.14 OF THE DISCLOSURE
SCHEDULE:

       (a) each Benefit Plan and the administration thereof complies, and has at all times complied, in all material respects with the requirements of all applicable Law, including ERISA and the Code; each Qualified Plan is in fact qualified under Section 401 of the Code; and none of the Owners, Carpenter or the Company is aware of any facts or circumstances which could reasonably be expected to affect the qualified status under Section 401 of the Code of any Qualified Plan;

       (b) each of CMI, Carpenter, the Company and the ERISA Affiliates does not presently maintain or contribute to, and at no time has maintained or contributed to, any single-employer plan (within the meaning of Section 3(41) of ERISA) or any multiemployer plan (within the meaning of Section 3(37) of ERISA) subject to Title IV of ERISA, and none of Carpenter, the Company or the ERISA Affiliates is aware of any circumstances pursuant to which Carpenter or the Company could have liability to any party under Title IV of ERISA;

       (c) none of CMI, Carpenter, the Company or the ERISA Affiliates has incurred any liability for any tax imposed under Section 4971 through 4980B of the Code, or any civil liability under Section 502(i) or (l) of ERISA, which (individually or together with other such liabilities and civil liabilities) could have a material adverse effect on the Business or Condition of Carpenter or the Company;

       (d) no Benefit Plan provides health or death benefit coverage beyond the termination of an employee's employment, except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any state laws requiring continuation of benefits coverage following termination of employment;

       (e) no suits, actions or other litigation (excluding claims for benefits incurred in the ordinary course of plan activities) have been brought or, to the best knowledge of the Owners, Carpenter and the Company, threatened against or with respect to any Benefit Plan and there are no facts or circumstances known to Carpenter, the Company or any Owner that could reasonably be expected to give rise to any such suit, action or other litigation; and

       (f) all contributions to Benefit Plans that were required to be made under such Benefit Plans have been made, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, all of which accruals under unfunded Benefit Plans, if any, are as disclosed in SECTION 2.14(F) OF THE DISCLOSURE SCHEDULE, and each of CMI and Carpenter has performed all material obligations currently required to be performed by it under all Benefit Plans.

       2.15 REAL PROPERTY. (a) SECTION 2.15(A) OF THE DISCLOSURE SCHEDULE contains a true and correct list of (i) each parcel of real property owned (the "Owned Real Property") by Carpenter, (ii) each parcel of real property leased by Carpenter (as lessor or lessee) (the "Leased Real Property") and (iii) all Liens (other than Permitted Liens) relating to or affecting any parcel of real property referred to in clause (i) or
(ii) above.

       (b) Carpenter has good and marketable title to each parcel of Owned Real Property (including the improvements thereon), free and clear of all Liens (other than Permitted Liens and Liens disclosed in SECTION 2.15(B) OF THE DISCLOSURE SCHEDULE). After giving effect to the Contribution, the Company will have good and marketable title to each parcel of Owned Real Property (including the improvements thereon) designated with an asterisk in SECTION 2.15(A) OF THE DISCLOSURE SCHEDULES, free and clear of all Liens (other than Permitted Liens and Liens DISCLOSED IN SECTION 2.15(B) OF THE DISCLOSURE SCHEDULE).

       (c) Subject to the terms of the related leases, Carpenter has, and after giving effect to the Contribution the Company will have with respect to each parcel of Leased Real Property designated with an asterisk in SECTION 2.15(A) OF THE DISCLOSURE SCHEDULE, a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties currently leased by Carpenter for the full term of the lease thereof. Each lease referred to in clause (ii) of paragraph (a) above is a legal, valid and binding agreement, enforceable in accordance with its terms, of Carpenter and of each other Person that is a party thereto, and except as set forth in SECTION 2.15(C) OF THE DISCLOSURE SCHEDULE, there is no, and none of CMI, Carpenter, the Company or the Owners has received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. None of Carpenter or the Company owes brokerage commissions or finders fees with respect to any such leased space, except to the extent that Carpenter or the Company may renew the term of any such lease, in which case any such commissions and fees would be in amounts that are reasonable and customary for the spaces so leased, given their intended use and terms.

       (d) Carpenter has made available to each Investor prior to the execution of this Agreement true and complete copies of (i) title policies, mortgages, deeds of trust, deeds, certificates of occupancy and similar documents, and all amendments thereto, concerning the Owned Real Property, and (ii) all leases (including any amendments thereto and renewal letters in respect thereof) and, to the extent reasonably available, all other documents referred to in clause (i) of this paragraph (d) with respect to the real property listed in SECTION 2.15(A) OF THE DISCLOSURE SCHEDULE pursuant to clause (ii) of paragraph (a) above.

       (e)   The improvements on the real property identified in
SECTION 2.15(A) OF THE DISCLOSURE SCHEDULE are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the best knowledge of the Owners, Carpenter and the Company, there are no condemnation or appropriation proceedings pending or threatened against any of such real property or the improvements thereon.

       (f) Except as set forth in Section 2.23(c) of the Disclosure Schedule, none of Carpenter, the Company or any of the Owners has any knowledge, nor has any of CMI, Carpenter, the Company or the Owners received any notice, of any claim, action or proceeding, actual or threatened, against or affecting Carpenter, the Company or any of the real property identified in SECTION 2.15(A) OF THE DISCLOSURE SCHEDULE which would materially affect the future use, occupancy or value of such real property or any part thereof.

       2.16  TANGIBLE PERSONAL PROPERTY.  Except as disclosed in SECTION
2.16 OF THE DISCLOSURE SCHEDULE, Carpenter is in possession of and has, and, immediately after giving effect to the Contribution the Company will be in possession of and have, good and marketable title to, or valid leasehold interests in or valid rights under Contract to use, all tangible personal property including (a) all tangible personal property reflected in the Pro Forma Balance Sheet and (b) all tangible personal property that has been acquired by Carpenter since October 31, 1996 and is to be so contributed (in each case other than property disposed of since such date in the ordinary course of business consistent with past practice and the terms of this Agreement). All such tangible personal property is free and clear of all Liens, other than Permitted Liens, and is adequate and suitable for the conduct by Carpenter or the Company of the business presently conducted or to be conducted by it (as the case may be), and (except as disclosed in SECTION 2.16 OF THE DISCLOSURE SCHEDULE) is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

       2.17 INTELLECTUAL PROPERTY RIGHTS. Carpenter has interests in or uses, and immediately after giving effect to the Contribution, the Company will have interests in or use, the Intellectual Property disclosed in
SECTION 2.17 OF THE DISCLOSURE SCHEDULE, each item of which Carpenter has, and immediately after giving effect to the Contribution, the Company will have either all right, title and interest in or a valid and binding license to use. No other Intellectual Property is used or necessary in the conduct of the business conducted or to be conducted by the Company or in the conduct of the corresponding business conducted by Carpenter as of the date hereof. Except as disclosed in SECTION 2.17 OF THE DISCLOSURE SCHEDULE,
(i) Carpenter has, and immediately after giving effect to the Contribution the Company will have, the right to use the Intellectual Property disclosed therein, (ii) all registrations with and applications to Governmental or Regulatory Authorities on behalf of Carpenter or the Company in respect of such Intellectual Property are valid and in full force and effect and are not subject to the payment of any Taxes or maintenance fees or the taking of any other actions by Carpenter or the Company to maintain their validity or effectiveness, (iii) there are no restrictions on the direct or indirect transfer of any license, or any interest therein, held by Carpenter or the Company in respect of such Intellectual Property, (iv) the Owners and Carpenter have made available to each Investor prior to the execution of this Agreement all documentation in their possession with respect to any invention, process, design, computer program or other know-how or trade secret included in such Intellectual Property, which documentation is accurate in all material respects and reasonably sufficient in detail and content to identify and explain such invention, process, design, computer program or other know-how or trade secret, (v) Carpenter and its predecessors have taken reasonable security measures to protect the secrecy, confidentiality and value of the trade secrets included in such Intellectual Property, (vi) none of Carpenter or the Company is, and none of CMI, Carpenter or the Company has received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property and (vii) none of Carpenter, the Company or the Owners has any knowledge that such Intellectual Property is being infringed by any other Person. Carpenter is not infringing, to the best knowledge of Carpenter, the Company and the Owners, any Intellectual Property of any other Person, and no claim is pending or, to the best knowledge of Carpenter, the Company and the Owners, has been threatened to such effect (or with respect to any infringement on the part of CMI).

       2.18 CONTRACTS. (a) SECTION 2.18(A) OF THE DISCLOSURE SCHEDULE (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts or other arrangements (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been made available to each Investor prior to the execution of this Agreement), to which Carpenter is a party or by which any of its Assets and Properties is bound:

         (i) (A) all Contracts (excluding Benefit Plans) providing for a commitment of employment or with consultants for a specified or unspecified term other than any such Contract involving aggregate payments of not more than $50,000 (whether in cash, securities or other property) in each calendar year; and (B) any written or unwritten representations, commitments, promises, communications or courses of conduct involving an obligation of Carpenter to make payments (with or without notice, passage of time or both) to any Person in connection with, or as a consequence of, the transactions contemplated hereby or to any employee who is disclosed on SECTION 2.22(A) OF THE DISCLOSURE SCHEDULE, other than with respect to salary or incentive compensation payments in the ordinary course of business, consistent with past practice;

        (ii) all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of Carpenter to engage in any business activity or compete with any Person or prohibiting or limiting the ability of any Person to compete with Carpenter;

       (iii) all partnership, limited liability company, joint venture, shareholders' or other similar Contracts with any Person;

        (iv)  all Contracts evidencing Indebtedness of Carpenter;

         (v) all Contracts (A) with independent contractors, distributors, dealers, manufacturers' representatives, sales agencies or franchisees,
     (B) with aggregators, manufacturers and equipment vendors, and (C) with respect to the sale of services, products or both to customers, other than any such Contract pursuant to which neither Carpenter nor any other Person will, or is or could be required to, make aggregate payments in excess of $50,000 in any calendar year or aggregate payments in excess of $250,000 during the term of the Contract (in each case whether in cash, securities or other property);

        (vi) all guarantees by other Persons of any Indebtedness or other obligations of Carpenter, and all guarantees by Carpenter of any Indebtedness or other obligations of other Persons;

       (vii) all Contracts relating to (A) the future disposition or acquisition of any Assets and Properties, other than dispositions or acquisitions in the ordinary course of business consistent with past practice and the provisions of this Agreement, and (B) any Business Combination;

      (viii) all executory Contracts between or among Carpenter, on the one hand, and any Owner, any current or former officer, director, Affiliate or Associate of CMI or Carpenter, or any Associate of any such officer, director or Affiliate, on the other hand, other than Contracts disclosed pursuant to Section 2.18(a)(i);

        (ix)  all collective bargaining or similar labor Contracts;

         (x) all Contracts that (A) limit or contain restrictions on the ability of Carpenter to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its equity interests, to incur Indebtedness, to incur or suffer to exist any Lien, to purchase or sell any Assets and Properties, to change the lines of business in which it participates or engages or to engage in any Business Combination or (B) require Carpenter to maintain specified financial ratios or levels of net worth or other indicia of financial condition; and

       (xi)  all other Contracts not otherwise required to be disclosed in
     SECTION 2.18(A) OF THE DISCLOSURE SCHEDULE which are material to the Business or Condition of Carpenter (including the CII Stock Purchase Agreement and the Richmond Acquisition Agreement) and all powers of attorney or comparable delegations of authority.

       (b) Each Contract required to be disclosed in SECTION 2.18(A) OF THE DISCLOSURE SCHEDULE is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity; and except as disclosed in SECTION 2.18(B) OF THE DISCLOSURE SCHEDULE, neither Carpenter nor, to the best knowledge of Carpenter, the Company and the Owners, any other party to any such Contract is, or has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract).

       (c) To the knowledge of the Owners, Carpenter and the Company, Carpenter is not a party to or bound by any Contract that has been or could reasonably be expected to be, individually or in the aggregate with any other such Contracts, materially adverse to the Business or Condition of Carpenter or the Company or which has resulted or could reasonably be expected to result, individually or in the aggregate with any such other Contracts, in a loss to Carpenter or the Company (alone or together) in excess of $100,000.

       2.19 LICENSES. SECTION 2.19 OF THE DISCLOSURE SCHEDULE contains a true and complete list of all Licenses used in and material to the business or operations of Carpenter or the Company, setting forth the owner, the function and the expiration and renewal date of each. Prior to the execution of this Agreement, the Owners have made available to each Investor true and complete copies of all such Licenses. Except as disclosed in SECTION 2.19 OF THE DISCLOSURE SCHEDULE:

       (a) each of Carpenter and the Company owns or validly holds, and after giving effect to the Contribution the Company will own or validly hold, all Licenses that are material to its business or operations;

       (b)   each License listed in SECTION 2.19 OF THE DISCLOSURE
     SCHEDULE is valid, binding and in full force and effect; and

       (c) neither Carpenter nor the Company is, or has received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any such License.

       2.20 INSURANCE. SECTION 2.20(A) OF THE DISCLOSURE SCHEDULE contains a true and complete list (including the names and addresses of the insurers, the expiration dates thereof, the annual premiums and payment terms thereof and a brief description of the interests insured thereby) of all liability, property, workers' compensation, directors' and officers' liability and other insurance policies currently in effect that insure the business, operations or employees of Carpenter or the Company or affect or relate to the ownership, use or operation of any of the Assets and Properties of Carpenter or the Company and that (i) have been issued to Carpenter or the Company or (ii) have been issued to any Person (other than Carpenter or the Company) for the benefit of Carpenter or the Company. The insurance coverage provided by the policies described in clauses (i) and
(ii) above with respect to Carpenter will not terminate or lapse by reason of the transactions contemplated by this Agreement and, from and after the Closing, the Company will succeed to all of Carpenter's rights and benefits thereunder. Each policy listed in SECTION 2.20 OF THE DISCLOSURE SCHEDULE is valid and binding and in full force and effect (and will be in full force and effect with respect to the Company, after giving effect to the Contribution), all premiums due thereunder have been paid when due and none of Carpenter, the Company or the Person to whom such policy has been issued has received any notice of cancellation or termination in respect of such policy or is in default thereunder, and none of Carpenter, the Company or any Owner knows of any reason or state of facts that could lead to the cancellation of such policy. Except as disclosed in SECTION 2.12 OF THE DISCLOSURE SCHEDULE, there have not been any claims made during the past year or which are pending which, individually or in the aggregate with any such other claims, are in excess of $100,000 under any insurance policies covering Carpenter or the Company. Neither Carpenter nor the Company has received notice that any insurer under any policy referred to in this
Section 2.20 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

       2.21 AFFILIATE TRANSACTIONS. (a) Except as disclosed in SECTION 2.21(A) OF THE DISCLOSURE SCHEDULE, (i) there are not any and during the preceding two years there have not been any Liabilities between CMI, Carpenter or the Company, on the one hand, and any Owner, any current (or, to the best knowledge of the Owners, Carpenter and the Company, former) officer, director, member, Affiliate or Associate of CMI, Carpenter or the Company, or any Associate of any such officer, director, member or Affiliate, on the other hand, (ii) none of the Owners or any such current (or, to the best knowledge of the Owners, Carpenter and the Company, former) officers, directors, members, Affiliates or Associates provides or causes to be provided or during the preceding two years provided or caused to be provided any assets, services or facilities to CMI, Carpenter or the Company, (iii) none of CMI, Carpenter or the Company provides or causes to be provided or during the preceding two years provided or caused to be provided any assets, services or facilities to any Owner or any such current (or, to the best knowledge of the Owners, Carpenter and the Company, former) officer, director, member, Affiliate or Associate and (iv) none of CMI, Carpenter or the Company beneficially owns, directly or indirectly, any Investment Assets of any such current (or, to the best knowledge of the Owners, Carpenter and the Company, former) Affiliate or Associate.

       (b) Except as disclosed in SECTION 2.21(B) OF THE DISCLOSURE SCHEDULE, each of the Liabilities and transactions listed in
SECTION 2.21(A) OF THE DISCLOSURE SCHEDULE was incurred or engaged in, as the case may be, on an arm's-length basis on competitive terms.

       2.22 EMPLOYEES; LABOR RELATIONS. (a) SECTION 2.22(A) OF THE DISCLOSURE SCHEDULE contains a list of the name of each officer and key employee, consultant and independent contractor, other than any salesperson whose total annual compensation package is less than $100,000, of Carpenter, together with each such person's position or function, annual base salary or wages and any incentive or bonus arrangement with respect to such person.

       (b) Except as disclosed in SECTION 2.22(B) OF THE DISCLOSURE SCHEDULE, (i) no employee of Carpenter is presently a member of a collective bargaining unit and, to the best knowledge of Carpenter, the Company and the Owners, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the employees of Carpenter and (ii) no unfair labor practice complaint or sex or age discrimination claim has been brought against CMI or Carpenter before the National Labor Relations Board or any other Governmental or Regulatory Authority. There has been no work stoppage, strike or other concerted action by employees of CMI or Carpenter. Since October 31, 1991, each of CMI, Carpenter and the Company has complied in all material respects with all applicable Laws relating to the employment of labor, including those relating to wages, hours and collective bargaining.

       2.23 ENVIRONMENTAL MATTERS. Except as disclosed in Section 2.23 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

       (a) Except for the Title V air permit for the Richmond Facility (the "Title V Permit"), Carpenter has obtained and holds, and after giving effect to the Contribution the Company will hold, all Environmental Permits which are required in respect of its business, operations or Assets and Properties under applicable Environmental Laws, other than those Environmental Permits so required in respect of the Company (i) which cannot be obtained or transferred prior to the Closing and that will not result in a material adverse effect on the Company, (ii) the absence of which on the Closing Date will not have a material adverse effect on the Business or Condition of the Company and (iii) which the Owners, Carpenter and the Company have no reason to believe cannot or will not be obtained promptly following the Closing in the ordinary course of the Company's business. Carpenter has duly applied for the Title V Permit on its own behalf and on behalf of the Company, and the Owners, Carpenter and the Company have no reason to believe that the Title V Permit cannot or will not be obtained promptly following the Closing in the ordinary course of the Company's business.

       (b) Each of Carpenter and the Company is, and after giving effect to the Contribution the Company will be, in compliance with all terms, conditions and provisions of all applicable (i) Environmental Permits and
(ii) Environmental Laws.

       (c) There are no past, pending or threatened Environmental Claims against CMI, Carpenter or the Company, and none of Carpenter, the Company or the Owners is aware of any facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against Carpenter or the Company.

       (d) No Releases of Hazardous Materials have occurred at, from, in, to, on or under any Site and no Hazardous Materials are present in, on or about or migrating from or (to the knowledge of the Owners, Carpenter and the Company) to any Site that could give rise to an Environmental Claim against Carpenter or the Company.

       (e) None of Carpenter, the Company, any predecessor of Carpenter or the Company, or any entity previously owned by CMI, Carpenter or the Company has transported, or arranged for the treatment, storage, handling, disposal or transportation of, any Hazardous Material at or to any off-Site location which could reasonably be expected to result in an Environmental Claim against Carpenter or the Company.

       (f) No Site is a current, or to the knowledge of Carpenter, the Company and the Owners, a proposed Environmental Clean-up Site.

       (g) There are no Liens (other than Permitted Liens) arising under or pursuant to any Environmental Law on any Site, and none of Carpenter, the Company or the Owners is aware of any facts, circumstances or conditions that could reasonably be expected to restrict, encumber or result in the imposition of special conditions under any Environmental Law with respect to the ownership, occupancy, development, use or transferability of any Site.

       (h) There are not currently or formerly, (a) underground storage tanks, active or abandoned, (b) polychlorinated biphenyl containing equipment or (c) asbestos-containing material at any Site.

       (i) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or on behalf of, or which are in the possession of, Carpenter, the Company, any Owner or their respective Affiliates with respect to any Site which have not been made available to each Investor prior to execution of this Agreement.

       2.24 SUBSTANTIAL CUSTOMERS AND SUPPLIERS. SECTION 2.24(A) OF THE DISCLOSURE SCHEDULE lists the 10 largest customers of CMI on the basis of revenues for goods sold or services provided for its most recent full fiscal year. SECTION 2.24(B) OF THE DISCLOSURE SCHEDULE lists the 10 largest suppliers of CMI on the basis of cost of goods or services purchased for its most recent full fiscal year. Except as disclosed in
SECTION 2.24(C) OF THE DISCLOSURE SCHEDULE, no such customer or supplier has ceased or materially reduced its purchases from or sales or provision of services to CMI or Carpenter since the Audited Financial Statement Date, or to the best knowledge of Carpenter, the Company and the Owners has threatened to cease or materially reduce such purchases or sales or provision of services after the date hereof. Except as disclosed in
SECTION 2.24(D) OF THE DISCLOSURE SCHEDULE, to the best knowledge of Carpenter, the Company and the Owners, no such customer or supplier is threatened with bankruptcy or insolvency.

       2.25 OTHER NEGOTIATIONS; BROKERS. None of the Owners, CMI, Carpenter, the Company or any of their respective Affiliates (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of CMI, Carpenter, the Company, any Owner or any such Affiliate) (i) has entered into any agreement that conflicts with any of the transactions contemplated by this Agreement or any of the Operative Agreements or (ii) has entered into any agreement or had any discussions with any third party regarding any transaction involving CMI, Carpenter or the Company which could result in any Investor, any of its general or limited partners or any officer, director, employee, agent, Affiliate or Associate of any Investor or any such general or limited partner being subject to any claim for liability to said third party in connection with this Agreement or any Operative Agreement or the consummation of any of the transactions contemplated hereby or thereby. Except for Robert Mann, whose fees and expenses will be paid by the Company and will not exceed $200,000 under any circumstances, no agent, broker, finder, investment banker, financial advisor or other similar Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement or any Operative Agreement on the basis of any act or statement made or alleged to have been made by any Owner, CMI, Carpenter, the Company, any of their respective Affiliates or Associates, or any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of any Owner, CMI, Carpenter, the Company or any such Affiliate or Associate.

       2.26 REGISTRATION RIGHTS. Except as disclosed in SECTION 2.26 OF THE DISCLOSURE SCHEDULE and except for the Registration Rights Agreement, neither Carpenter nor the Company has granted registration rights to any holder of any of the securities of Carpenter or the Company.

       2.27  EXEMPTION FROM REGISTRATION; RESTRICTIONS ON OFFER AND SALE
OF SAME OR SIMILAR SECURITIES. Assuming the representations and warranties set forth in Section 3.3 are true and correct in all material respects with respect to each Investor, the offer and sale of the Purchased Stock made pursuant to this Agreement is exempt from the registration requirements of the Securities Act. None of the Owners, Carpenter, the Company or any Person authorized to act on behalf of any of them has, in connection with the offering of the Purchased Stock, engaged in (A) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 501(c) under the Securities Act), (B) any action involving a public offering within the meaning of Section 4(2) of the Securities Act or (C) any action that would require the registration under the Securities Act of the offering and sale of Purchased Stock pursuant to this Agreement or that would violate applicable state securities or "blue sky" laws. None of the Owners, Carpenter, the Company or any Person authorized to act on behalf of any of them has made or will prior to the Closing make, directly or indirectly, any offer or sale of Purchased Stock or of securities of the same or a similar class as the Purchased Stock if as a result any offer and sale of Purchased Stock contemplated hereby could fail to be entitled to exemption from the registration requirements of the Securities Act. As used herein, the terms "offer" and "sale" have the meanings specified in
Section 2(3) of the Securities Act.

       2.28 DISCLOSURE. To the knowledge of the Owners, Carpenter and the Company after due inquiry, all material facts regarding the Business or Condition of Carpenter or the Company have been disclosed to each Investor in or in connection with this Agreement. No representation or warranty on the part of Carpenter, the Company or any Owner contained in this Agreement, and no statement contained in the Disclosure Schedule or in any certificate, list or other writing furnished to any Investor pursuant to any provision of this Agreement or any Operative Agreement, including pursuant to Article VI hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

       2.29  HOLDING COMPANY ACT AND INVESTMENT COMPANY ACT STATUS.
Neither Carpenter nor the Company is a "holding company" or a "public utility company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. Neither Carpenter nor the Company is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

       2.30 CORPORATE GOVERNANCE. The Owners have taken or caused to be taken all necessary action to cause, as of the Closing, the Company's board of directors to consist of, and at the Closing the Company's board of directors will consist of, the following six persons: George Sztykiel, Anthony G. Sommer, Joseph J. Finn-Egan, Jeffrey A. Lipkin, Dr. SerVaas and Timothy S. Durham.

       2.31  PROJECTIONS.  The projections of the Company contained in
SCHEDULE 2.31 are mathematically accurate, are based on reasonable assumptions as of the date hereof, have been prepared by Carpenter in good faith and, except as set forth in SECTION 2.31 OF THE DISCLOSURE SCHEDULE, represent the good faith estimate of the Owners, Carpenter and the Company of the most probable course of the business of the Company (after giving effect, in all material respects, to the Restructuring Transactions, the Contribution and the Closing).


                                ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

       Each Investor, severally and not jointly, represents and warrants to the Company, with respect to such Investor only, as follows:

       3.1 ORGANIZATION; POWER AND AUTHORITY. Such Investor is (a) in the case of REI II, a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware or (b) in the case of Spartan, a corporation duly organized, validly existing and in good standing under the Laws of the State of Michigan. Such Investor has the requisite power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Investor of this Agreement and the Operative Agreements to which it is a party and the performance by such Investor of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action on the part of (i) in the case of REI II, the general partner of REI II, or (ii) in the case of Spartan, the board of directors of Spartan, which action is the only action necessary to authorize the execution, delivery and performance by such Investor of this Agreement and the Operative Agreements to which it is a party. This Agreement has been duly and validly executed and delivered by such Investor and constitutes, and upon the execution and delivery by such Investor thereof, each Operative Agreement to which such Investor is a party will constitute the legal, valid and binding obligation of such Investor enforceable against such Investor in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.

       3.2 NO CONFLICTS. The execution, delivery and performance by such Investor of this Agreement and the Operative Agreements to which it is a party, and the consummation by such Investor of the transactions contemplated hereby and thereby, will not conflict with, or constitute a default under, any agreement, indenture or instrument to which such Investor is a party, or result in a violation of (a) (i) in the case of REI II, REI II's agreement of limited partnership, or (ii) in the case of

Spartan, its articles of incorporation or by-laws, or (b) any Order of any Governmental or Regulatory Authority having jurisdiction over such Investor or any of its properties. No consent, approval or action of, or filing or registration with, any Governmental or Regulatory Authority is required on the part of such Investor for its execution, delivery and performance of this Agreement.

       3.3 PURCHASE FOR INVESTMENT. The Purchased Stock being purchased by such Investor hereunder will be purchased by such Investor for its own account for the purpose of investment and not with a view to the resale or distribution of all or any part of such Purchased Stock in violation of the Securities Act, it being understood that the right to dispose of such Purchased Stock shall be entirely within the discretion of such Investor. Such Investor represents and warrants that it is an "accredited investor" as such term is defined in Rule 501 of Regulation D of the Securities Act. Such Investor understands that the certificates for the shares of Purchased Stock to be issued to it have not been registered under the Securities Act in reliance on an exemption therefrom under Section 4(2) of the Securities Act and Regulation D thereunder and that such certificates shall bear the following legend:

     "THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (ii) AN APPLICABLE EXEMPTION FROM REGISTRATION THEREUNDER."

       The Company shall remove such legend upon receipt of an opinion from counsel to such Investor, reasonably satisfactory in form and substance to counsel to the Company, that the requirements for such legend have terminated.

       3.4   BROKERS.  Except (in the case of REI II) for Mesirow
Financial Services Inc., whose fees and expenses will be paid by REI II subject to reimbursement in accordance with Section 12.3, and (in the case of Spartan) for Roney & Co., whose fees and expenses will be paid by Spartan subject to reimbursement in accordance with Section 12.3, no agent, broker, finder, investment banker, financial advisor or other similar Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement or any Operative Agreement on the basis of any act or statement made by such Investor.


                                ARTICLE IV

            COVENANTS OF THE OWNERS, CARPENTER AND THE COMPANY

       Each of the Owners, Carpenter and the Company jointly and severally covenants and agrees with each Investor that, at all times from and after the date hereof and until the Closing and, with respect to any covenant or agreement by its terms to be performed in whole or in part after the Closing, for the period specified herein or, if no period is specified herein, indefinitely, each of the Owners, Carpenter and the Company will comply with all applicable covenants and provisions of this
Article IV, except to the extent that the Investors may otherwise consent in writing.

       4.1   REGULATORY AND OTHER APPROVALS.  Each of the Owners,
Carpenter and the Company will (a) take all necessary or desirable steps and proceed diligently and in good faith and use its best efforts, as promptly as practicable, to obtain all consents, approvals or actions of, to make all filings with and to give all notices to, Governmental or Regulatory Authorities and other Persons required of such Owner, Carpenter or the Company (as the case may be) to consummate the transactions contemplated hereby and by the Operative Agreements, including those required in connection with the Contribution and the Restructuring Transactions and those described in SECTIONS 2.5 AND 2.6 OF THE DISCLOSURE SCHEDULE, (b) provide such other information and communications to such Governmental or Regulatory Authorities and other Persons as any Investor or any such Governmental or Regulatory Authority or other Person may reasonably request and (c) cooperate with each Investor as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to, Governmental or Regulatory Authorities and other Persons required of such Investor to consummate the transactions contemplated hereby and by the Operative Agreements.
Carpenter or the Company will provide prompt notification to each Investor when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise each Investor of any communications (and, unless precluded by Law, provide each Investor with copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Operative Agreements.

       4.2 INVESTIGATION BY INVESTORS. From the date hereof until the Closing, each of Carpenter and the Company will, and thereafter for so long as an Investor owns any Purchased Stock or other equity interests in the Company, the Company will, (a) provide such Investor and its officers, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (together "Representatives") with full access, upon reasonable prior notice and during normal business hours, to its and its Subsidiaries' respective directors, officers, employees, agents and accountants, its and its Subsidiaries' Assets and Properties and its and its Subsidiaries' Books and Records, and (b) furnish such Investor and such Representatives with all such information and data (including without limitation copies of Contracts, Benefit Plans and other Books and Records) concerning, its and its Subsidiaries' business and operations as such

Investor or any of such other Representatives reasonably may request in connection with such investigation. Prior to the Closing, all information and documents reviewed or obtained by an Investor pertaining to Carpenter or the Company shall be subject to (i) in the case of REI II, the Confidentiality Agreement dated September 17, 1996, between REI II and Carpenter, as the same may be amended from time to time, or (ii) in the case of Spartan, the Confidentiality Agreement dated October 29, 1996, between Spartan and Carpenter, as the same may be amended from time to time. Nothing contained in this Section 4.2, and no investigation by or disclosure to any Investor, shall affect the survival of or modify, limit or create any exception to the representations, warranties, covenants, agreements and indemnities of Carpenter, the Company or any Owner hereunder or the conditions to the obligations of any Investor to close as set forth in Article VI hereof.

       4.3   NO SOLICITATIONS.   From the date hereof until the earlier of
(a) the Closing and (b) the termination of this Agreement pursuant to
Article X hereof, none of the Owners, Carpenter or the Company will take, or will permit any Affiliate or Associate of any of them to take (nor will any Owner, Carpenter, the Company or any Affiliate or Associate of any of them authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf or any Owner, Carpenter, the Company or any such Affiliate or Associate to take), directly or indirectly, any action to initiate, assist, solicit, receive, negotiate, encourage or accept any offer or inquiry from any Person (i) to engage in any Business Combination or other transaction inconsistent with this Agreement with respect to Carpenter or the Company,
(ii) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any Business Combination or other transaction inconsistent with this Agreement with respect to Carpenter or the Company, or (iii) to furnish or cause to be furnished any information with respect to Carpenter or the Company to any Person (other than as contemplated by Section 4.2) who any Owner, Carpenter, the Company, or any Affiliate or Associate of any of them (or any such Person acting for or on behalf thereof) knows or has reason to believe is in the process of, or may be, considering any Business Combination with respect to Carpenter or the Company. If any Owner, Carpenter, the Company or any such Affiliate or Associate (or any such Person acting for or on behalf thereof) receives from any Person (other than an Investor or any of its Representatives, in each case in its capacity as such) any offer, inquiry or informational request referred to in this Section 4.3, Carpenter or the Company will promptly advise such Person, by written notice, of the terms of this
Section 4.3 and will promptly, orally and in writing, advise each Investor of all the terms of such offer, inquiry or request (including the identity of the Person making such offer, inquiry or request) and deliver a copy of such notice to each Investor.

       4.4 CONDUCT OF BUSINESS. Except for the Restructuring Transactions, the Contribution and Carpenter's ongoing effort to complete work on Semi-Finished Buses (including the effect of such effort on other production), between the date hereof and the Closing Date, Carpenter and the Company will conduct business only in the ordinary course consistent with past practice and the terms of this Agreement. Without limiting the generality of the foregoing, the Owners, Carpenter and (in the case of clauses (b) and (d) below) the Company will:

       (a) use their commercially reasonable efforts to (i) preserve intact the present business organization and reputation of Carpenter,
     (ii) keep available (subject to dismissals and retirements in the ordinary course of business consistent with past practice) the services of the present officers, employees and consultants of Carpenter,
     (iii) maintain the Assets and Properties of Carpenter in good working order and condition, ordinary wear and tear excepted, (iv) maintain the good will of customers, suppliers, lenders and other Persons with whom Carpenter otherwise has significant business relationships and (v) other than with respect to the Shuttle Bus Business, continue all current sales, marketing and promotional activities relating to the business and operations of Carpenter;

       (b) except to the extent required by applicable Law, cause the Books and Records to be maintained in the usual, regular and ordinary manner;

       (c) use their commercially reasonable efforts to maintain in full force and effect substantially the same levels of coverage as the insurance afforded under the policies listed in SECTION 2.20 OF THE DISCLOSURE SCHEDULE;

       (d) comply in all material respects with all Laws and Orders applicable to the business and operations of Carpenter and the Company, and promptly following receipt thereof give Investor copies of any notice received from any Governmental or Regulatory Authority or other Person alleging any violation of any such Law or Order;

       (e) administer each Benefit Plan, or cause the same to be administered, in all material respects in accordance with the applicable provisions of the Code, ERISA and all other applicable Laws; and

       (f) promptly notify each Investor in writing of each receipt by Carpenter or any Owner (and furnish each Investor with copies) of any notice of investigation or administrative proceeding by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Person involving any Benefit Plan.

       4.5   FINANCIAL STATEMENTS AND REPORTS; FISCAL YEAR.

       (a) From the date hereof until the Closing and thereafter for so long as an Investor, any partner of such Investor, or any Affiliate or Associate of such Investor or any such partner owns any Purchased Stock or other Common Stock (or any other securities issued in respect thereof), (b) as promptly as practicable, and in no event later than the presentation of the following materials to Carpenter's or the Company's management, Carpenter (prior to the Closing) and the Company will deliver to such Investor true and complete copies of all financial statements, reports and analyses as may be prepared or received by Carpenter, the Company or any Subsidiary of the Company relating to the business or operations of Carpenter, the Company or any such Subsidiary or as such Investor may otherwise reasonably request and (c) Carpenter and the Company will not change their respective fiscal years; PROVIDED, HOWEVER, that this Section 4.5 shall apply to Carpenter (i) in the case of clause (a) above, during the period from the date hereof until the Closing only and (ii) in the case of a change in Carpenter's fiscal year effected after the Closing Date, only if such change would affect any of the Company's fiscal periods (or portions thereof) ending before or after the Closing.

       (b) Without limiting the generality of paragraph (a) above, Carpenter shall prepare and deliver to each Investor, at least two Business Days prior to the Closing Date, true and complete copies of an unaudited balance sheet for Carpenter as of November 30, 1996, and the related unaudited statements of operations and accumulated deficit (collectively, the "November 30 Financial Statements"). The Owners and Carpenter agree that the November 30 Financial Statements shall be prepared in good faith to present accurately, in all material respects, the financial condition of Carpenter as of November 30, 1996 and the results of operations of Carpenter for the month ended November 30, 1996. Carpenter shall make available to each Investor and its accountants prior to the Closing all work papers and related data used in connection with the preparation of the November 30 Financial Statements.

       4.6 CERTAIN RESTRICTIONS. (a) From the date hereof through the Closing, each of Carpenter and the Company (and, in the case of clause (iv) below, the Owners) will refrain from:

       (i) amending its certificate or articles of organization or incorporation, operating agreement or by-laws (or other comparable charter documents), including the Charter Documents, or taking any action with respect to any such amendment or any reorganization, liquidation or dissolution of Carpenter or the Company, except that Carpenter may amend its operating agreement to the extent necessary to appoint officers and authorize such officers to execute documents on behalf of Carpenter in connection with the transactions contemplated hereby;

       (ii)  in the case of Carpenter, except as disclosed in SECTION 2.9
     OF THE DISCLOSURE SCHEDULE, taking any of the actions listed in Section
     2.9;

       (iii) violating, breaching, or defaulting under, in any material respect, or taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any License held or used by it or any Contract required to be disclosed in SECTION 2.18(A) OF THE DISCLOSURE SCHEDULE;

       (iv) (A) taking or agreeing or committing to take, or omitting or agreeing or committing to omit, any action that would make any representation or warranty contained in Article IV inaccurate in any material respect; and (B) taking any action or course of action inconsistent with compliance with the covenants and agreements of any Owner, Carpenter or the Company herein or which might adversely affect the interests of any Investor hereunder; and

       (v) entering into any agreement to do or engage in any of the foregoing.

       (b) Prior to the Closing, the Company will not conduct any business, incur any Liabilities (whether contingent or otherwise), enter into any Contract (other than this Agreement, the Operative Agreements and any Contract that (i) is furnished to and approved by each Investor before being entered into by the Company and (ii) is entered into by the Company either as part of the Restructuring Transactions described in clause (c) of
Section 4.9 or in obtaining the written instruments relating to the Wayne Bank revolving credit facility contemplated by Section 6.6), acquire any Assets and Properties or hire any employees, except for any Assets and Properties, Liabilities and Contracts contributed to or assumed by it on the Closing Date pursuant to the Contribution Agreement.

       4.7 AFFILIATE TRANSACTIONS. Except for the termination and cancellation of certain Indebtedness and lease obligations between Carpenter, on the one hand, and certain of the Owners or their respective Affiliates, on the other hand, as part of the Restructuring Transactions, prior to the Closing, neither Carpenter nor the Company will enter into any Contract or amend or modify any existing Contract with any Owner, any current or former officer, director, Affiliate or Associate of CMI, Carpenter or the Company, or any Associate of any such officer, director or Affiliate, in each case except with the consent of each Investor.

       4.8 NOTICE AND CURE. Carpenter or the Company will notify each Investor promptly in writing of, and contemporaneously will provide each Investor with true and complete copies of any and all information or documents relating to, and the Owners, Carpenter and the Company will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of any Owner, Carpenter or the Company under this Agreement to be breached or that renders or will render untrue any representation or warranty of any Owner, Carpenter or the Company contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Carpenter or the Company also will notify each Investor promptly in writing of, and the Owners, Carpenter and the Company will use their best efforts to cure before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by any Owner, Carpenter or the Company contained in this Agreement, whether occurring or arising before, on or after the date of this Agreement, PROVIDED that any such violation or breach that is not cured prior to the Closing may be waived prior to the Closing by means of a written waiver executed by each Investor. No notice given pursuant to this Section 4.8 shall have any effect on the representations, warranties, covenants and agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit any Investor's right to seek indemnity under Article IX.

       4.9 RESTRUCTURING TRANSACTIONS. Without limiting the Owners', Carpenter's or the Company's obligations under any other provision of this Agreement, the Owners, Carpenter and the Company shall adopt all such resolutions, enter into all such agreements, make all such filings and take or cause to be taken all such other actions, all in form and substance satisfactory to each Investor, as are necessary to effectuate as promptly as practicable (and in any event prior to the Closing):

       (a) the cancellation (by contribution to the capital of Carpenter) of all Indebtedness owed by Carpenter to any of its Affiliates and the release of Carpenter and the Company from any Liabilities in respect thereof, other than: (i) subject to clause (A) below, the aggregate principal amount of all advances made by Curtis to Carpenter after September 1, 1996; PROVIDED, HOWEVER, that the Indebtedness referred to in this clause (i) shall be evidenced solely by a promissory note issued by the Company to Curtis on the Closing Date on the following terms: (A) the original principal amount of such note shall equal Carpenter's good faith estimate of the Net Contribution Amount for the period beginning on September 1, 1996 and ending on the Closing Date, and shall be adjusted (effective as of the Closing Date) to reflect the final determination of such Net Contribution Amount pursuant to Section 5.5; (B) the maturity date of such note shall be the first Business Day following the date on which such Net Contribution Amount is finally determined pursuant to Section 5.5; (C) the principal amount of such note may be prepaid at any time and from time to time, in whole or in part, without penalty; (D) interest on the unpaid principal amount of such note shall accrue, at a rate per annum equal to the prime rate, from and after the last day of the seven-day period referred to in Section 5.5(c); (E) interest on overdue amounts shall accrue at a rate per annum equal to the prime rate plus 3%; (F) such note shall not be transferrable other than to Carpenter; and (G) such note shall contain such other terms as the Company's other Lenders reasonably require (such note, the "New Curtis Note"); (ii) Indebtedness owed by Carpenter to Timothy S. Durham in an aggregate principal amount not exceeding $36,000, which Indebtedness (together with any accrued but unpaid interest thereon) shall be repaid as provided in Section 4.13; and (iii) any Indebtedness under the leases identified in the parenthetical in subparagraph (b) below;

       (b) the cancellation and termination of, and the release of Carpenter and the Company from any Liabilities in respect of, all leases between Carpenter (as lessee), on the one hand, and any of its Affiliates, on the other hand (other than (i) subleases covering equipment leased to the relevant Affiliate by CIT (as disclosed in SECTION 2.18(A)(IV)(M) OF THE DISCLOSURE SCHEDULE), (ii) the lease of office space from SerVaas Management, Inc. (as disclosed in SECTION 2.15(A)(2) OF THE DISCLOSURE SCHEDULE) and (iii) the lease from SerVaas, Inc. of the building at 145 North 30th Street in Richmond, Indiana (as disclosed in SECTION 2.15(A)(2) OF THE DISCLOSURE SCHEDULE); and

       (c) the restructuring of the agreements relating the Newcourt inventory financing arrangement to provide that, from and after the Closing, (i) the Company shall not have any Liabilities under such agreements in respect of the period prior to the Closing, other than
     (w) Liabilities in respect of borrowings made under such agreements against Unfinished Buses and Chassis included in the Company's inventory on the Closing Date after giving effect to the Contribution,
     (x) subject to clause (ii) below, Liabilities in respect of the Unsecured Newcourt Indebtedness, (y) Liabilities in respect of borrowings made under such agreements against non-approved dealer buses that have become Federalled Buses prior to the Closing Date and
     (z) Liabilities under such agreements in respect of (and equal in amount to) any receivables for Federalled Buses that have been invoiced prior to the Closing Date, (ii) all Liabilities in respect of the Unsecured Newcourt Indebtedness shall be evidenced by a new instrument or agreement executed by the Company, and shall cease to constitute Liabilities under such agreements, (iii) Carpenter shall remain liable for all other Liabilities under such agreements in respect of the period prior to the Closing, including all Liabilities in respect of borrowings made under such agreements against Semi-

     Finished Buses included in Carpenter's inventory on the Closing Date,
     (iv) Carpenter may assign its obligation to repay borrowings (but not any interest which has accrued thereon prior to the date of transfer) in respect of any such Semi-Finished Bus that becomes a Federalled Bus, PROVIDED that such assignment is made in accordance with Section 4.16, and (v) the Company shall have the right to borrow under such agreements on substantially the same terms as are in effect on the date hereof with respect to borrowings thereunder by Carpenter;

(the transactions contemplated by subparagraphs (a) through (c) above being hereinafter collectively referred to as the "Restructuring Transactions"). Without limiting the generality of the foregoing, except as otherwise expressly provided in the immediately preceding sentence, the Company shall not incur or assume as a result of any of the Restructuring Transactions any Liabilities, whether for Taxes or otherwise, arising or continuing on or after the Closing (other than Liabilities under Section 5.5 below). The Owners, Carpenter and the Company shall (i) inform each Investor on a regular basis as to the status of the Restructuring Transactions and (ii) provide each Investor promptly, but in any event prior to the adoption, execution or filing thereof, with true and complete copies of all resolutions, agreements, filings, certificates and other material documents prepared in connection with any of the Restructuring Transactions.

       4.10 FULFILLMENT OF CONDITIONS. Each of the Owners, Carpenter and the Company will take all steps necessary or desirable and use its best efforts to satisfy each condition to the obligations of each Investor contained in this Agreement and will not take or fail to take any action if such action or failure to act could reasonably be expected to result in the nonfulfillment of any such condition.

       4.11 VENTURE CAPITAL OPERATING COMPANY STATUS. Without limiting any other right contained herein, REI II shall have the right to consult with and advise the management of the Company and to receive all materials provided to members of the board of directors of the Company so long as may be required to enable REI II to qualify as a "venture capital operating company" within the meaning of Section 2510.3-101 of the plan asset regulations promulgated by the United States Department of Labor (a "VCOC"). In addition, in the event that (i) at any time REI II is not entitled to designate at least one member for election to the board of directors of the Company, or (ii) the United States Department of Labor through formal or informal rules, regulations or interpretations provides, or it is otherwise established through governmental or court action, that such representation does not constitute the exercise of management rights of the kind necessary to enable REI II to continue to qualify as a VCOC, then the Company and REI II shall in good faith negotiate (and Spartan shall, if requested by REI II, consent to) provisions to enable REI II to exercise the minimum amount of such management rights in order to continue to qualify as a VCOC.

       4.12 BUSINESS PLAN. Carpenter and the Company shall follow the operating and strategic plan to be delivered to Investor pursuant to
Section 6.15 and such plan shall not be amended or modified prior to the Closing without the approval of each of the Owners and the Investors or after Closing without the approval of the Company's board of directors and all approvals then required under the Stockholders' Agreement in connection with such amendment or modification.

       4.13  USE OF PROCEEDS.  As reflected in the Pro Forma Balance
Sheet, the proceeds realized from the sale of the Purchased Stock to the Investors (net of any transaction costs paid or reimbursed by the Company in accordance with Section 12.3) shall be used by the Company as follows:
(a) to repay, within one Business Day after the Closing Date, all outstanding loans (together with any accrued but unpaid interest thereon) under the Wayne Bank revolving credit facility; (b) to repay, within one Business Day after the Closing Date, the entire outstanding principal amount (together with any accrued but unpaid interest thereon) under the Harsco inventory note dated June 30, 1995; (c) to repay, within two Business Days after the Closing Date, $2.4 million (as nearly as possible) of outstanding accounts payable; (d) to repay, within one Business Day after the Closing Date, all outstanding loans made by Timothy S. Durham to Carpenter (together with any accrued but unpaid interest thereon); PROVIDED, HOWEVER, that the aggregate amount repaid pursuant to this clause
(d) in respect of the principal of such loans shall not in any event exceed $36,000; and (e) in the case of the portion of such proceeds that remains after giving effect to the foregoing provisions of this Section 4.13, for working capital and general corporate purposes and for the payment of principal of and interest on the New Curtis Note in accordance with the terms thereof and of Section 5.5.

       4.14 CHANGE OF NAME. Not later than the close of business on the second Business Day following the Closing Date, Carpenter shall make all filings with Governmental or Regulatory Authorities required to change its name from "Carpenter Industries LLC" to another dissimilar name and shall do or cause to be done all other acts, including the payment of any fees required in connection therewith, to cause such filings to become effective. After the Closing Date, none of Carpenter, the Owners or any of their respective Affiliates shall do business as, or use in the conduct of its businesses or otherwise the name "Carpenter" or any other similar name; PROVIDED, HOWEVER, that the Semi-Finished Buses retained by Carpenter under the Contribution Agreement shall display the name "Carpenter" and any related trademarks in a manner consistent with past practice.

       4.15 DELIVERY OF BOOKS AND RECORDS, ETC. On the Closing Date, Carpenter will deliver to the Company at the Richmond Facility (or such other location as the Company may reasonably request) (a) all of the Books and Records relating to the Business or Condition of the Company (after giving effect to the Contribution) and (b) such other Assets and Properties being contributed to the Company in the Contribution as are in the possession of Carpenter, any Owner or any of their respective Affiliates or Associates at other locations. If at any time after the Closing Carpenter or any Owner discovers in its possession or under its control any other such Books and Records or any other Assets and Properties contributed to the Company in the Contribution, it will forthwith deliver such Books and Records or other Assets to the Company.

       4.16 RELOCATION AND COMPLETION OF SEMI-FINISHED BUSES. (a) Carpenter shall use its best efforts to (i) remove from the Richmond Facility all Semi-Finished Buses and related items of tangible personal property that are being retained by Carpenter pursuant to the Contribution Agreement and (ii) transport all such Semi-Finished Buses and tangible personal property to the Mitchell Facility, in each case prior to the Closing Date; PROVIDED, HOWEVER, that all such Semi-Finished Buses shall be so removed and transported within 15 days after the Closing Date. Such removal and transportation shall be at the sole expense and risk of Carpenter; PROVIDED, HOWEVER, that the Owners shall reimburse the Company promptly following the Closing Date for all out-of-pocket expenses incurred by the Company (or, prior to the Closing Date, by Carpenter) in connection therewith. None of the Company or the Investors shall have any liability to Carpenter, any Owner or any other person with respect to such removal or transportation, and the Owners and Carpenter shall jointly and severally indemnify and hold harmless the Company and the Investors from and against any and all Losses resulting from such removal and transportation.

       (b) From and after the Closing Date, Carpenter shall diligently and promptly perform, at its own cost and expense and in a manner consistent with Carpenter's and CMI's past practices, all work required to cause each such Semi-Finished Bus to become a Federalled Bus. The Company and its representatives shall be entitled to observe and inspect all such work for the purpose of assuring such Semi-Finished Buses, upon becoming Federalled Buses, will comply with applicable quality and safety standards. Upon the request of Carpenter at any time and from time to time, the Company will lease to Carpenter such equipment as is owned by the Company and then located at the Mitchell Facility for the purpose of enabling Carpenter to complete work on such Semi-Finished Buses. Any such lease shall be on such commercially reasonable terms as are agreed between Carpenter and the Company.

       (c) As soon as practicable after any such Semi-Finished Bus has become a Federalled Bus, Carpenter shall deliver written notice thereof to each of the Company and the requisite lenders under the agreements governing the Newcourt inventory financing arrangement. As promptly as practicable following the receipt of such notice by the Company and such lenders, Carpenter and the Company shall execute and deliver such mutually satisfactory documents as are necessary to contemporaneously (i) transfer all of Carpenter's right, title and interest in and to such Federalled Bus to the Company, free and clear of all Liens other than those granted by the Company under the Newcourt inventory financing arrangement, (ii) transfer to the Company all of Carpenter's right, title and interest in, to and under any account receivable relating to such Federalled Bus, and all other rights to payment and other rights retained by Carpenter pursuant to the Contribution Agreement in respect of such Federalled Bus, free and clear of all Liens other than those granted by the Company under the Newcourt inventory financing arrangement, and (iii) transfer to the Company all Liabilities of Carpenter in respect of such Federalled Bus under the Newcourt inventory financing arrangement (other than any obligation to pay interest in respect of the period prior to the date of such transfer).

       (d) On the 15th day (or the next succeeding Business Day) following the Closing Date, and at the end of each subsequent 15-day period, Carpenter and the Company will compare (i) the principal amount of the Indebtedness transferred to the Company during such period pursuant to clause (c)(iii) above to (ii) the amount of the receivables and other payment rights (as adjusted for any related change orders or discounts) transferred to the Company during such period pursuant to clause (c)(ii) above. In the event that the amount determined pursuant to clause (i) above exceeds the amount determined pursuant to clause (ii) above for any such period, Carpenter will forthwith pay to the Company a cash amount equal to such excess, and in the event that the amount determined pursuant to clause (ii) above exceeds the amount determined pursuant to clause (i) above for any such period, the Company will forthwith pay to Carpenter a cash amount equal to such excess (it being understood that the provisions of paragraph (c) above are intended to be "cash neutral" as between Carpenter and the Company).

       (e) In the event that the prospective purchaser of such a Federalled Bus refuses to accept delivery of such Federalled Bus after the Company has used commercially reasonable efforts to effect such delivery, then the Company shall deliver written notice of such refusal to Carpenter and the requisite lenders under the Newcourt inventory financing arrangement as soon as practicable after the occurrence thereof. As promptly as practicable following the receipt of such notice by Carpenter and such lenders, Carpenter and the Company shall execute and deliver such mutually satisfactory documents as are necessary to contemporaneously (i) transfer all of the Company's right, title and interest in and to such Federalled Bus to Carpenter, free and clear of all Liens other than those granted by Carpenter under the Newcourt inventory financing arrangement,
(ii) transfer to Carpenter all of the Company's right, title and interest in, to and under any account receivable relating to such Federalled Bus, and all other rights to payment in respect of such Federalled Bus, free and clear of all Liens other than those granted by Carpenter under the Newcourt inventory financing arrangement, and (iii) transfer to Carpenter all Liabilities of the Company in respect of such Federalled Bus under the

Newcourt inventory financing arrangement (other than any obligation to pay interest in respect of the period beginning on the date on which such bus was transferred to the Company pursuant to paragraph (c) above and ending on the date of the transfer pursuant to clause (i) above). As soon as practicable following the transfer of a Federalled Bus to Carpenter pursuant to this paragraph (e), Carpenter shall pay all unpaid Indebtedness under the Newcourt inventory financing arrangement in respect of such Federalled Bus. Carpenter and the Company shall cooperate with each other in good faith to effect the disposition by Carpenter, in a mutually satisfactory manner, of any Federalled Bus that is transferred to Carpenter pursuant to this paragraph (e).

       (f) Within 10 Business Days after the Closing Date, Carpenter shall pay to the Company a cash amount equal to the product of (i) $250 MULTIPLIED BY (ii) the number of Semi-Finished Buses being retained by Carpenter pursuant to the Contribution Agreement (it being understood that such payment will be made in consideration of the Company's assumption under the Contribution Agreement of warranty claims in respect of such Semi-Finished Buses).

       4.17  NON-COMPETITION.   (a)  Each of Carpenter, Dr. SerVaas and
the Owners will (and will cause its Affiliates (other than the Company or any Subsidiary thereof) to), for a period of five years from the Closing Date, refrain from (either alone or in conjunction with any other Person, or directly or indirectly):

       (i) employing, engaging or seeking to employ or engage any Person who within the prior twelve months had either been an officer of Carpenter or the Company or been otherwise employed in a managerial or administrative position at the Richmond Facility (other than Marc Kennedy or Tania Gardner), in each case unless the employment of such manager, officer or other employee is terminated by the Company after the Closing Date;

       (ii) causing or attempting to cause (x) any client, customer or supplier of the Company following the Closing to terminate or materially reduce its business with the Company or any of its respective Subsidiaries or (y) any officer, manager, other employee or consultant of the Company or any of its Subsidiaries to resign from or sever a relationship with the Company or any of its Subsidiaries; or

       (iii) participating or engaging anywhere in the United States or Canada in (other than through the ownership of the Company's capital stock or of 5% or less of any class of securities registered under the Exchange Act), or otherwise lending assistance (financial or otherwise) to any Person participating or engaged anywhere in the United States or Canada in, any of the lines of business which comprised the business of Carpenter on the date hereof or (before giving effect to the Contribution) on the Closing Date;

PROVIDED, HOWEVER, that notwithstanding the foregoing restrictions contained in subparagraphs (ii)(x) and (iii) above, (x) Carpenter may complete all remaining work required to cause the Semi-Finished Buses retained by Carpenter pursuant to the Contribution Agreement to become Federalled Buses, (y) Carpenter shall be entitled to continue its tool and die operations at the Mitchell Facility and (z) Dr. SerVaas, the Owners and their respective Affiliates shall be entitled to participate and engage in the Shuttle Bus Business.

       (b) The parties hereto recognize that the Laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this
Section 4.17. It is the intention of the parties that the provisions of this Section 4.17 be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this Section 4.17 shall not render unenforceable, or impair, the remainder of the provisions of this Section
4.17. Accordingly, notwithstanding anything in Section 12.12 to the contrary, if any provision of this Section 4.17 shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.


                                 ARTICLE V

                           ADDITIONAL AGREEMENTS

       5.1 WAREHOUSING OF CERTAIN INVENTORY. Effective as of the Closing, Carpenter agrees that it shall, upon the request of the Company at any time and from time to time, (a) store, in warehouse space located at the Mitchell Facility, inventory and other items of tangible personal property owned by the Company or used in the Company's business (other than any such items of tangible personal property leased to Carpenter pursuant to Section 4.16(b)) and (b) provide all services reasonably requested by the Company in connection therewith. The provision of such storage space and services shall in each case be on commercially reasonable terms as agreed between Carpenter and the Company and approved by each Investor.
The agreements set forth in this Section 5.1 shall terminate on the earlier of (i) the second anniversary of the Closing Date and (ii) such other date as Carpenter shall designate on not less than 10 Business Days' prior written notice to the Company. Prior to the Closing, the Company shall furnish each Investor with a list setting forth the approximate types and amounts of inventory and other tangible personal property to be stored at the Mitchell Facility on the Closing Date pursuant to this Section 5.1.

       5.2 DEBT RESTRUCTURING. The Company agrees that it shall use its commercially reasonable efforts to complete the Debt Restructuring promptly following the Closing, and each of the Owners, Carpenter and the Investors agrees to cooperate with the Company as reasonably requested by the Company in connection therewith (it being understood that such cooperation shall not under any circumstances involve guaranteeing any Indebtedness or other obligations of the Company or otherwise providing any financial or other undertakings to lenders). Notwithstanding the immediately preceding sentence, in attempting to complete the Debt Restructuring, the Company shall not be required to agree to any terms (including with respect to interest rates and amortization) that, in the aggregate, are materially more onerous than those under its existing debt agreements or to pay any commitment or other fee which, in the Company's reasonable judgment, is above the range of fees normally charged by financial institutions in similar situations.

       5.3 EXTENSION OR REFINANCING OF UNSECURED NEWCOURT INDEBTEDNESS. In the event that the Company does not for any reason (a) refinance the Unsecured Newcourt Indebtedness as part of the Debt Restructuring or (b) extend the maturity date of the Unsecured Newcourt Indebtedness to a date later than the first anniversary of the Closing Date, then the Company shall have the right to require Carpenter to (or cause one of its Affiliates to) lend to the Company, at any time on or after the maturity date of the Unsecured Newcourt Indebtedness (as the same may be extended from time to time), all or any portion of the funds required to repay the entire outstanding principal amount of the Unsecured Newcourt Indebtedness (together with all accrued but unpaid interest thereon). In order to exercise such right, the Company shall give Carpenter prior written notice of such exercise, which notice shall specify (i) the amount to be loaned by Carpenter (or such Affiliate, as the case may be) and (ii) the date on which such loan is to be made (which in any event shall not be less than five Business Days after the giving of such notice).

       Following its receipt of such notice, Carpenter shall (or shall cause one of its Affiliates to) lend to the Company, in immediately available funds, the amount specified in such notice. In consideration for such loan, Carpenter (or such Affiliate, as the case may be) shall receive a promissory note issued by the Company on the following terms: (A) the maturity date of such note shall be the first anniversary of the date on which the loan evidenced thereby is made; (B) interest on the unpaid principal amount of such note shall accrue at a rate per annum equal to the prime rate as in effect from time to time plus 1%; (C) the principal amount of such note may be prepaid at any time and from time to time, in whole or in part, without penalty; (D) the Company's obligations in respect of such note shall be secured by a second Lien on the Richmond Facility; (E) such note shall be subordinated in right of payment to all other secured Indebtedness for borrowed money of the Company outstanding from time to time; (F) such note shall not be transferable other than to Carpenter and its Affiliates; and (G) such note shall contain such other terms as the Company's other lenders reasonably require.

       5.4 REIMBURSEMENT OF CERTAIN COSTS RELATING TO SEMI-FINISHED BUSES. (a) Commencing on January 2, 1997, Carpenter (or, if the Closing Date shall theretofore have occurred, the Company) shall conduct a physical inventory of its raw materials and work in process inventory as of the close of business on December 31, 1996. Such physical inventory shall be observed by the Accounting Firm and, at the request of any Investor, by an accounting firm of nationally recognized standing designated by such Investor. Within 15 Business Days after the Closing Date, the Company shall prepare and deliver to Carpenter and each Investor a computation (the "Inventory Computation") setting forth (i) the aggregate cost of all materials issued out of raw materials and work in process inventory during the period beginning on November 1, 1996 and ending on the Closing Date in respect of Semi-Finished Buses held by Carpenter at any time during such period (the "Materials Cost") and (ii) to the extent not included in clause
(i) above, the aggregate cost of all raw materials and work in process inventory retained by Carpenter pursuant to the Contribution Agreement (the "Retained Inventory Cost"). The Inventory Computation shall be prepared on the basis of the aforementioned physical inventory and such other procedures as are mutually acceptable to the Accounting Firm and Price Waterhouse (or such other firm of independent certified public accountants of recognized national standing as the Investors may designate) and shall be accompanied by a certificate to such effect from the Company's Treasurer.

       (b) Within 15 days after the Closing Date, the Company shall prepare and deliver to Carpenter and each Investor a computation (the "Labor Computation") setting forth the aggregate direct labor cost incurred during the period beginning on November 1, 1996 and ending on the Closing Date in respect of Semi-Finished Buses held by Carpenter at any time during such period (the "Labor Cost"). The Labor Computation shall be prepared in accordance with such procedures as are mutually acceptable to the Accounting Firm and Price Waterhouse (or such other firm of independent certified public accountants of recognized national standing as the Investors may designate) and shall be accompanied by a certificate to such effect from the Company's Treasurer.

       (c) The Company shall (and shall cause the Accounting Firm to) make available to Carpenter and each Investor all work papers and related data used in the preparation of the Inventory Computation and the Labor Computation.

       (d) Except as otherwise provided in paragraph (e) below, within 20 days after the delivery of the Inventory Computation and the Labor Computation to the Company and each Investor, Carpenter shall pay to the Company a cash amount equal to the amount, if any, by which (i) the sum of

(x) the Materials Cost PLUS (y) the Retained Inventory Cost PLUS (z) the Labor Cost exceeds (ii) $1,667,494, and shall also pay to the Company all interest accrued on such amount from and after the last day of such 20-day period at a rate per annum equal to the prime rate.

       (e) If Carpenter or any Investor disagrees with the computation of Materials Cost or Retained Inventory Cost set forth in the Inventory Computation or the computation of Labor Cost set forth in the Labor Computation, such person shall notify the Company of such disagreement (including the amount in dispute) within 20 days after its receipt of the Inventory Computation or the Labor Computation, as the case may be. If none of Carpenter or the Investors so provides notice within such 20-day period disagreeing with any such computation, then such computation as set forth in the Inventory Computation or the Labor Computation, as the case may be, shall, as of the last day of such period, be final and binding on the parties hereto. If any of Carpenter or the Investors so provides such notice within such period, but no such notice of disagreement disputes that the sum referred to in clause (i) of paragraph (d) above exceeds $1,667,494, then Carpenter shall pay to the Company, in partial satisfaction of its obligations under paragraph (d) above, an amount equal to the undisputed portion of such excess (together with any accrued interest on such amount) within one Business Day after the last day of such period. If any of Carpenter or the Investors so provides notice within such period disagreeing with any such computation, then (unless the matters in disagreement have been resolved by Carpenter, the Company and the Investors in full) within 20 days after the Company's receipt of such notice, Carpenter, the Company and the Investors shall engage the Independent Accounting Firm to review such computation. The Independent Accounting Firm shall render a written opinion with respect to such computation as soon as practicable after its engagement, and such opinion shall, as of the date thereof, be final and binding on the parties hereto. Carpenter shall pay all amounts required to be paid by it under paragraph
(d) above within three Business Days after its receipt of such opinion.
The fees of the Independent Accounting firm shall be borne by the disagreeing party if the Company's determination of the amount in question as set forth in the Inventory Computation or the Labor Computation, as the case may be, is found by the Independent Accounting Firm to be within $50,000 of being correct, and otherwise by the Company.

       5.5 ADJUSTMENT OF NEW CURTIS NOTE. (a) Within 15 days after the Closing Date, the Company shall prepare and deliver to Carpenter and each Investor a report setting forth the Net Contribution Amount for the period beginning on September 1, 1996 and ending on the Closing Date. Such report shall be accompanied by a certificate from the Accounting Firm confirming the accuracy of the Net Contribution Amount. The Company shall (and shall cause the Accounting Firm to) make available to Carpenter and each Investor all work papers and related data used in the preparation of such report.

       (b) Subject to paragraph (c) below, on the first Business Day after such Net Contribution Amount is finally determined pursuant to paragraph (c) below, (i) the original principal amount of the New Curtis Note will be adjusted to equal the amount, if any, by which (x) such Net Contribution Amount EXCEEDS (y) $7,500,000, and (b) the Company shall repay the entire unpaid principal amount of the New Curtis Note (as so adjusted), together with all accrued but unpaid interest thereon.

       (c) If Carpenter or any Investor disagrees with the computation of such Net Contribution Amount as set forth in the report delivered pursuant to paragraph (a) above, such person shall notify the Company of such disagreement (including the amount in dispute) within seven days after its receipt of such report. If none of Carpenter or the Investors so provides notice within such seven-day period, the determination of such Net Contribution Amount as set forth in such report shall, as of the last day of such period, be final and binding on the parties hereto. If any of Carpenter or the Investors so provides such notice within such period, but no such notice of disagreement disputes that such Net Contribution Amount exceeds $7,500,000, then the Company shall prepay principal of the New Curtis Note (together with any accrued but unpaid interest on such prepaid principal) in an amount equal to the undisputed portion of such excess within one Business Day after the last day of such period. If any of Carpenter or the Investors so provides notice within such period, then (unless the matters in disagreement have been resolved by Carpenter, the Company and the Investors in full) within 20 days after the Company's receipt of such notice, Carpenter, the Company and the Investors shall engage the Independent Accounting Firm to review such computation. The Independent Accounting Firm shall render a written opinion with respect to such computation as soon as practicable after its engagement, and such opinion shall, as of the date thereof, be final and binding on the parties thereto. The fees of the Independent Accounting Firm shall be borne by the disagreeing party if the determination of such Net Contribution Amount as set forth in such report is found by the Independent Accounting Firm to be within $100,000 of being correct, and otherwise by the Company.

       5.6 CERTAIN EMPLOYEE MATTERS. (a) The Company shall offer employment to employees actively employed at the Richmond Facility as of the Closing Date on such terms and conditions (including benefit plan coverages) that are, in the aggregate, no less favorable than those on which such employees were employed by Carpenter immediately prior to the Closing. All such employees who accept employment with the Company are hereinafter referred to as the "TRANSFERRED EMPLOYEES." Periods of service prior to the Closing shall be credited for purposes of determining eligibility, vesting and benefit entitlement under all benefit plans, programs and policies maintained by the Company after the Closing, and amounts credited prior to the Closing for purposes of determining health plan deductibles shall be credited after the Closing.

       (b) Effective as of the Closing, Carpenter shall take all such actions as may be necessary to cause all Transferred Employees to cease to participate in all Benefit Plans, and the Company shall have no obligations thereunder or with respect thereto. The Owners and Carpenter shall be solely responsible for, and the Owners and Carpenter shall indemnify and hold harmless the Company and the Investors from and against (i) any and all Liabilities which have arisen or may arise in connection with any Benefit Plan (including, but not limited to, Liabilities arising from penalties, income or excise tax assessments, participant benefit claims or fiduciary misconduct, or under Title IV of ERISA), (ii) any and all Liabilities which have arisen or may arise in any way from the employment, compensation or benefits of any employee, agent, contractor or consultant currently or heretofore engaged by Carpenter or CMI, whether or not employed by the Company after the Closing, or the termination thereof, relating to any period of employment with Carpenter or CMI, including any liability or obligation arising out of or relating to any act or omission by Carpenter or CMI, any violation of or non-compliance with or obligation arising under any applicable law respecting employment, compensation or benefits, and (iii) any and all costs, liabilities and obligations for severance pay, accrued vacation pay, sick pay and other benefits relating to any period of employment with Carpenter or CMI, whether arising as a matter of Contract, Law or otherwise.

       (c) (i)The Company shall establish or maintain, effective as of the Closing Date, a defined contribution profit sharing plan qualified under Section 401(a) of the Code and exempt under Section 501(a) of the Code (the "Company Plan") for the benefit of Transferred Employees who are covered by the Carpenter 401(k) Plan (the "Carpenter Plan") as of the Closing Date.

       (ii) Carpenter shall direct the trustee of the Carpenter Plan to segregate the portion of each investment fund thereunder attributable to the aggregate individual account balances of Transferred Employees (whether or not vested), and to transfer in cash or in kind, as determined by Company, such segregated portion of each investment fund to the Company Plan. The transfer shall be effected as soon as is practicable after the Closing and individual account balances shall be determined as of the date of such transfer.

       (d) (i)The Company shall establish for eligible Transferred Employees a group health plan or plans which provides coverage substantially comparable to that in effect with Carpenter immediately prior to the Closing and, to the extent commercially reasonable, without exclusion for pre-existing conditions.

       (ii) If requested by Company, Carpenter shall cooperate with the Company in effecting an assignment to the Company of any policies of insurance for the provision of health or welfare benefits to Transferred

Employees, and administrative contracts relating thereto, PROVIDED that the assignment of any such policy shall not be construed as an assumption by the Company of any plan of Carpenter or any liability thereunder if not otherwise payable pursuant to the terms of the policy.

       (iii) Without limiting the scope of Section 5.6(b), Carpenter shall be responsible for: (x) providing retiree health or life insurance coverage with respect to any individual who is not a Transferred Employee,
(y) all claims regarding all injuries or illnesses occurring prior to the Closing, and (z) providing continuation health coverage as required under
Part 6 of Subtitle B of Title I of ERISA with respect to any individual who is not a Transferred Employee.

       (e) Carpenter and the Investors agree that, following the Closing, each of them shall direct the board of directors of the Company to establish, within one year after the Closing Date, a stock option plan for certain key employees of the Company with respect to the reservation of up to 7% of the Common Stock (on a fully diluted basis) for issuance pursuant to such plan.

       (f) Nothing in this Section 5.6 express or implied shall be construed to prevent the Company from modifying the terms and conditions of employment of any Transferred Employee, or from terminating or modifying to any extent or in any respect any benefit plan that the Company may establish or maintain from time to time.

       (g) Nothing in this Section 5.6, whether express or implied, shall confer upon any Transferred Employee or other individual or legal representative thereof any rights or remedies, including any right to employment, continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under or by reason of this Agreement.

       5.7 SPARTAN NON-COMPETITION COVENANT. (a) Spartan will (and will cause its Affiliates (other than the Company or any Subsidiary thereof) to), for a period of five years from the Closing Date, refrain from (either alone or in conjunction with any other Person, or directly or indirectly) participating or engaging anywhere in the United States or Canada (other than through the ownership of the Company's capital stock or of 5% or less of any class of securities registered under the Exchange Act) in the design, manufacture or sale of vehicle bodies for any line of business which comprises part of the business of the Company (after giving effect to the Contribution); PROVIDED, HOWEVER, that nothing in this
Section 5.7 shall prohibit Spartan from engaging in any of the lines of business which comprise its business as of the date hereof.

       (b) The parties hereto recognize that the Laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this
Section 5.7. It is the intention of the parties that the provisions of this Section 5.7 be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this Section 5.7 shall not render unenforceable, or impair, the remainder of the provisions of this Section
5.7. Accordingly, notwithstanding anything in Section 12.12 to the contrary, if any provision of this Section 5.7 shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

       5.8   SALE OF MITCHELL FACILITY.  In the event the Mitchell
Facility shall be sold, either alone or in connection with any sale of the business of Carpenter or substantially all of the Assets and Properties of Carpenter or the equity interests in Carpenter to any Person other than the Company (and whether in one transaction or a series of related transactions), at any time prior to the fourth anniversary of the Closing Date, Carpenter shall contribute to the capital of the Company, without additional consideration to Carpenter, an amount equal to the lesser of (a) $1,800,000 and (b) either (i) in the event the Mitchell Facility is sold alone, the net proceeds of such sale after deducting therefrom the direct selling costs (which shall not include the cost of performing or causing to be performed, any remediation of a condition of the Mitchell Facility which is or may be in violation of or not in compliance with any Environmental Laws or Environmental Permits), or (ii) in the event of the sale of the Mitchell Facility in connection with the sale of Carpenter's business, Assets and Properties or equity interests, an amount equal to the "Applicable Percentage" of the net proceeds of the sale (including, as part of such net proceeds, all Liabilities of Carpenter being assumed by the purchaser), after payment of the "Applicable Percentage" of the direct selling costs of such sale. The "Applicable Percentage" shall be a fraction, the numerator of which shall be $1,800,000 and the denominator of which shall be the net proceeds to be paid to Carpenter (or its owners) in such sale.

       5.9 NEW LINES OF COMPANY BUSINESS. (a) In the event that the Company or any Subsidiary thereof proposes to enter into any line of business comprised of the manufacture, design or sale of (i) fire trucks,
(ii) recreational vehicles, (iii) shuttle buses, (iv) transit buses (other than school buses and small school buses which are modified to serve as transit buses) or (v) cement mixers (collectively, the "Existing Spartan Businesses"), the Company shall notify Spartan of its (or its Subsidiary's) intention to enter into such line of business before doing so. In the event that, within 30 days after the delivery of such notice, Spartan delivers a written notice to the Company stating that Spartan vetoes the entry by the Company or such Subsidiary into such line of business, then the Company shall not (and shall not permit any of its Subsidiaries to) enter into such line of business prior to the earlier date specified in paragraph (c) below.

       (b) In the event that Spartan or any subsidiary thereof proposes to enter into any line of business other than the Existing Spartan Businesses, Spartan shall notify the Company in writing of its (or its subsidiary's) intention to enter into such line of business before doing so. In the event that, within 30 days after its receipt of such notice, the Company delivers a written notice to Spartan to the effect that the Company also desires to enter into such line of business, then Spartan and the Company shall negotiate in good faith to provide for the entry by Spartan (or such subsidiary) and the Company into such line of business on mutually satisfactory terms. In the event that the Company does not deliver such a notice to Spartan within such 30-day period or notifies Spartan that it does not intend to enter into such line of business, then the Company shall not (and shall not permit any of its Subsidiaries to) enter into such line of business prior to the earlier date specified in paragraph (c) below.

       (c) The agreements contained in this Section 5.9 shall terminate and be of no further force and effect from and after the earlier of (i) the fifth anniversary of the Closing Date and (ii) the first date as of which Spartan ceases to own at least 20% of the Common Stock on a fully diluted basis.

       5.10  PROVISION OF PARTS AND SERVICES.  Effective as of the
Closing, the Company agrees that it shall, upon the reasonable request of Carpenter at any time and from time to time, (a) supply Carpenter with parts required to complete work on the Semi-Finished Buses being retained by Carpenter pursuant to the Contribution Agreement and (b) provide administrative and support services to Carpenter, including accounting and management information services. The provision of such services shall in each case be on commercially reasonable terms as agreed between Carpenter and the Company and approved by each Investor. The Company shall furnish to each Investor, on a weekly basis, a report setting forth in reasonable detail the amount and terms of such transactions during the preceding week. The agreements set forth in this Section 5.10 shall terminate on the date that is six months after the Closing Date.


                                ARTICLE VI

                CONDITIONS TO OBLIGATIONS OF THE INVESTORS

       The obligations of each Investor hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions

(all or any of which may be waived in whole or in part (as to such Investor) by such Investor in its sole discretion):

       6.1 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by the Owners, Carpenter or the Company in this Agreement shall be true and correct in all material respects (if not qualified by materiality) or in all respects (if qualified by materiality) on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date shall also have been true and correct in all material respects (if not qualified by materiality) or in all respects (if qualified by materiality) on and as of such earlier date.

       6.2 PERFORMANCE. Each of the Owners, Carpenter and the Company shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be performed or complied with by such Person at or before the Closing.

       6.3 OFFICERS' CERTIFICATES. Each of the Company and Carpenter shall have delivered to the Investors a certificate, dated the Closing Date and executed by its Chairman of the Board, its President or one of its Vice Presidents, substantially in the form and to the effect of EXHIBIT A-1 (in the case of the Company) or A-2 (in the case of Carpenter), and a certificate, dated the Closing Date and executed by its Secretary or one of its Assistant Secretaries substantially in the form and to the effect of EXHIBIT B-1 (in the case of the Company) or B-2 (in the case of Carpenter).

       6.4 ORDERS AND LAWS. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement or any of the Operative Agreements to any Investor, and there shall not be pending or threatened on the Closing Date any Action or Proceeding or any other action (i) which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation, or deemed applicability to Investor, any Owner, Carpenter, the Company, or any of the transactions contemplated by this Agreement or any of the Operative Agreements, of any such Law; or (ii) wherein an unfavorable judgment, decree or Order would prevent the carrying out of this Agreement or any of the Operative Agreements or any of the transactions or events contemplated hereby or thereby, declare unlawful any of the transactions contemplated by this Agreement or present a risk of damages to any Investor.

       6.5 REGULATORY CONSENTS AND APPROVALS. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit the Investors, the Owners, Dr. SerVaas, Carpenter and the Company to perform their respective obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall be in form and substance reasonably satisfactory to each Investor, (c) shall not impose any limitations or restrictions on any Investor, any Owner, Dr. SerVaas, Carpenter or the Company, (d) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (e) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements shall have occurred.

       6.6 THIRD PARTY CONSENTS. The consents (or in lieu thereof waivers) disclosed and designated with an asterisk in SECTIONS 2.5 AND 2.6 OF THE DISCLOSURE SCHEDULE, and all other consents (or in lieu thereof waivers) to the performance by the Investors, the Owners, Carpenter and the Company of their respective obligations under this Agreement and the Operative Agreements or to the consummation of the transactions contemplated hereby and thereby as are required under any Contract to which any Investor, any Owner, Carpenter or the Company is a party or by which any of their respective Assets and Properties are bound and where the failure to obtain any such consent (or in lieu thereof waiver) could reasonably be expected, individually or in the aggregate with other such failures, to materially adversely affect any Investor or the Business or Condition of Carpenter or the Company or otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement and the Operative Agreements to any Investor in its sole discretion, (a) shall have been obtained, (b) shall be in form and substance satisfactory to each Investor in its sole discretion, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect. Without limiting the generality of the foregoing, each Investor shall have received written instruments from the lenders under the Wayne Bank revolving credit facility and from Newcourt Financial USA, Inc., in form and substance satisfactory to such Investor, to the effect that (i) there are no uncured defaults or events of default under the Wayne Bank revolving credit facility or (after giving effect to the Restructuring Transactions) the agreements relating to the Newcourt inventory financing arrangement, or that any such defaults or events of default are permanently waived, (ii) in the case of the Wayne Bank revolving credit facility, after giving effect to the repayment of outstanding amounts under such revolving credit facility contemplated by Section 4.13, the Company will be eligible to incur additional borrowings of not less than $7 million in aggregate principal amount under such revolving credit facility and (iii) the maturity date of the Unsecured Newcourt Indebtedness has been extended to a date not earlier than February 15, 1997. Each Investor shall have received evidence satisfactory to it that the portion of the loans and commitments held by People's Bank under the Wayne Bank revolving credit facility shall be assigned on or prior to February 15, 1997, to a reputable financial institution (or to SerVaas, Inc., Curtis or any Affiliate thereof reasonably satisfactory to such Investor) on the basis of the commitment termination dates contained in such facility on the date hereof. Each Investor shall have received evidence satisfactory to it that the Restructuring Transactions have been completed on terms satisfactory to it.

       6.7 OPINION OF COUNSEL. Each Investor shall have received the opinion of Leeuw, Plopper & Beeman, counsel to the Owners, Carpenter and the Company, dated the Closing Date, substantially in the form and to the effect of EXHIBIT C, and to such further effect as any Investor may reasonably request.

       6.8 GOOD STANDING CERTIFICATES. The Company shall have delivered to each Investor (a) certified copies of the Charter Documents as in effect on the Closing Date, (b) copies of the certificates or articles of formation or incorporation (or other comparable constitutive documents), including all amendments thereto, of each Subsidiary (if any), in each case certified by the Secretary of State or other appropriate official of the jurisdiction of formation or incorporation, (c) certificates from the Secretary of State of the State of Delaware to the effect that the Company is in good standing or subsisting in such State, listing all charter documents of the Company on file with such Secretary of State and attesting to the Company's payment of all franchise or similar Taxes imposed by such State and (d) a certificate from the Secretary of State or other appropriate official in each jurisdiction in which the Company is qualified, licensed or admitted to do business to the effect that the Company is duly qualified or admitted and in good standing in such jurisdiction.

       6.9 OTHER AGREEMENTS. The Operative Agreements shall have been duly executed and delivered by the respective parties thereto other than the relevant Investor and shall be in full force and effect.

       6.10 DELIVERY OF CERTIFICATES. Duly executed certificates representing 300 shares of Purchased Stock shall have been delivered to each Investor.

       6.11 CONTRIBUTION. The Contribution shall have been completed pursuant to the terms of the Contribution Agreement.

       6.12 CONTEMPORANEOUS INVESTMENT BY OTHER INVESTOR. Each Investor shall have received evidence satisfactory to it that, concurrently with its purchase of the Purchased Stock being purchased by it hereunder, the other

Investor shall have paid the Purchase Price to the Company in cash in consideration for the issuance to such other Investor of the Purchased Stock being purchased by such other Investor hereunder.

       6.13 REAFFIRMATION OF GUARANTEES. Each Investor shall have received evidence satisfactory in form and substance to it that each guarantee of Indebtedness or other obligations of Carpenter identified in
SECTION 2.18(A)(VI) OF THE DISCLOSURE SCHEDULE shall have been either (i) confirmed by the guarantor thereunder as continuing in full force and effect notwithstanding the assumption of the guaranteed Indebtedness or other obligations by the Company pursuant to the Contribution Agreement or
(ii) except in the case of the Wayne Bank revolving credit facility, released, on terms satisfactory to such Investor, by the Person to whom the guaranteed Indebtedness or other obligations are owed.

       6.14 AFFILIATE TRANSACTIONS. Each of the Contracts, Liabilities of Carpenter and other arrangements listed in SECTION 2.18(A)(VIII) OR
SECTION 2.21(A) OF THE DISCLOSURE SCHEDULE and not designated with an asterisk therein (other than the loans and leases expressly excluded from the definition of "Restructuring Transactions" in Section 4.9) shall have been terminated without any further Liability on the part of Carpenter or the Company, and each Investor shall have received evidence satisfactory to it of such termination.

       6.15 BUSINESS PLAN. The Owners shall have approved, and there shall have been delivered to each Investor, a written and detailed two year operating and strategic plan for the Company satisfactory to such Investor in its sole discretion.

       6.16 NO ADVERSE CHANGE. Except as set forth in SECTION 2.9 OF THE DISCLOSURE SCHEDULE, there shall not have occurred any material adverse change in the Business or Condition of Carpenter or the Company since the Audited Financial Statement Date.

       6.17 BOARD OF DIRECTORS. The board of directors of the Company shall consist of the following six persons: George Sztykiel, Anthony G. Sommer, Joseph J. Finn-Egan, Jeffrey A. Lipkin, Dr. SerVaas and Timothy S. Durham.

       6.18 EMC CORBEIL AGREEMENT. Carpenter shall have obtained either a verbal or written commitment satisfactory to each Investor from E.M.C. Enterprises Michel Corbeil, Inc. ("Corbeil") that the Fundamentals of a Strategic Alliance Agreement between Corbeil and Carpenter Industries, Inc. dated February 1, 1995 shall be modified promptly following the Closing in a manner reasonably satisfactory to such Investor to reflect the actual relationship between Carpenter and Corbeil.

       6.19 AIR EMISSIONS. Each Investor shall have received assurances from its environmental consultant satisfactory to it in its sole discretion to the effect that: (a) no material penalties will be assessed against the Company as a result of any non-compliance with any Environmental Laws or Environmental Permits relating to air emissions from or at the Richmond Facility; (b) the Richmond Facility will not be subject to "New Source Review," "Prevention of Significant Deterioration," or "Reasonably Available Control Technology" requirements as defined under applicable Environmental Laws; and (3) no material expenditures will be required under applicable Environmental Laws or Environmental Permits for the installation of air emissions control technology at the Richmond Facility.

       6.20 CERTIFICATE OF DR. SERVAAS. Dr. SerVaas shall have executed and delivered to the Investors a certificate, dated the Closing Date, substantially in the form and to the effect of Exhibit K.

       6.21 BY-LAWS AMENDMENT. The by-laws of the Company shall have been amended, in a manner satisfactory in form and substance to each Investor, to create the office of "executive vice president-- manufacturing" and to make such other changes as are necessary or appropriate in connection with the Stockholders' Agreement.

       6.22 INSURANCE CERTIFICATES. Each Investor shall have received satisfactory written assurances from the Company's insurers to the effect that effective as of the Closing Date, (a) the Company has obtained
(i) directors' and officers' and product liability insurance in amounts and on terms satisfactory to such Investor and (ii) health and excess health insurance policies comparable to Carpenter's existing policies and (b) the insurance policies listed in SECTION 2.20 OF THE DISCLOSURE SCHEDULE have been properly assigned to the Company.

       6.23 PROCEEDINGS. All proceedings to be taken on the part of the Owners, Carpenter or the Company in connection with the transaction contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to each Investor, and each Investor shall have received copies of all such documents and other evidences as such Investor may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.


                                ARTICLE VII

                 CONDITIONS TO OBLIGATIONS OF THE COMPANY

       The obligations of the Company hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

       7.1 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by any Investor in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date.

       7.2 PERFORMANCE. Each Investor shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be performed or complied with by such Investor at or before the Closing including the payment of the Purchase Price by such Investor.

       7.3 CERTIFICATES. REI II shall have delivered to the Company a certificate, dated the Closing Date and executed by the general partner of REI II, substantially in the form and to the effect of EXHIBIT H. Spartan shall have delivered to the Company a certificate, dated the Closing Date and executed by the President or any Vice President of Spartan, substantially in the form and to the effect of EXHIBIT I, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of Spartan, substantially in the form and to the effect of EXHIBIT J.

       7.4 ORDERS AND LAWS. There shall not be in effect on the Closing Date any Order or Law that became effective after the date of this Agreement restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

       7.5 REGULATORY CONSENTS AND APPROVALS. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit the Owners, Dr. SerVaas, Carpenter, the Company and the Investors to perform their respective obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements shall have occurred.


                               ARTICLE VIII

                 SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                         COVENANTS AND AGREEMENTS

       8.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. Notwithstanding any right of any Investor (whether or not exercised) to investigate the affairs of Carpenter or the Company or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement or the waiver of any condition to Closing, each of the Owners, Carpenter, the Company and the Investors has the right to rely fully upon the representations, warranties, covenants and agreements of the others contained in this Agreement. The representations, warranties, covenants and agreements of the Owners, Carpenter, the Company and the Investors contained in this Agreement, the Contribution Agreement, and any certificate or other document provided hereunder or thereunder will survive the Closing (a) until the sixth anniversary of the Closing Date with respect to the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.4, 2.25, 2.26, 2.27 and (as it relates to the foregoing Sections) 2.28 and 3.1, (b) until the later of (i) 60 calendar days after the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive) and (ii) the fifth anniversary of the Closing Date with respect to the representations and warranties contained in Sections 2.11, 2.14, 2.23 and (as it relates to the foregoing Sections) 2.28, (c) until the second anniversary of the Closing Date with respect to all other representations and warranties or (d) with respect to each covenant or agreement contained in this Agreement, the Contribution Agreement or any certificate provided hereunder or thereunder, indefinitely, except that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (a), (b) or (c) above will continue to survive if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given under Article IX on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article IX, but only with respect to matters described in the Claim Notice or Indemnity Notice.


                                ARTICLE IX

                              INDEMNIFICATION

       9.1   INDEMNIFICATION.

       The Owners and Carpenter shall jointly and severally indemnify each Investor and its general partner and limited partners and the officers, directors, employees, agents and Affiliates of such Investor or any such general or limited partner, in respect of, and hold each of them harmless from and against, any and all Losses (after giving effect to any net proceeds from insurance actually received by the Indemnified Parties) suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to: (i) any misrepresentation or breach of warranty (subject to any applicable survival period with respect thereto under Section 8.1) or nonfulfillment of or failure to perform any covenant or agreement on the part of the Owners,

Carpenter or the Company contained in this Agreement or the Contribution Agreement (other than any nonfulfillment or failure on the part of the Company to perform any such covenant or agreement that relates solely to the period following the Closing); (ii) the issuance of the Letter of Intent dated September 23, 1996, relating to REI II's proposed investment in Carpenter; (iii) (A) the presence, Release or threatened Release of any Hazardous Materials existing as of or prior to the Closing Date at, from, in, to, on or under the Mitchell Facility or any real property located in Mitchell, Indiana that was formerly owned, leased or operated by Carpenter, the Company, any predecessor of Carpenter or the Company, or any entity previously owned by Carpenter or the Company (collectively, the "Former Mitchell Properties"), (B) the transportation, treatment, storage, handling or disposal, or arrangement for transportation, treatment, storage, handling or disposal, of Hazardous Materials at, to or from the Mitchell Facility or any Former Mitchell Property by Carpenter or the Company, any predecessor of Carpenter or the Company, or any entity previously owned by Carpenter or the Company, (C) any violation of Environmental Law at the Mitchell Facility or any Former Mitchell Property prior to the Closing or
(D) any and all arrangements with American Print Towel for treatment, storage, transportation, disposal or handling of Hazardous Materials (including but not limited to rags containing solvents) generated by Carpenter, any of its predecessors or any entity previously owned by Carpenter; (iv) any Liability for Taxes of Carpenter Body Works, Inc., CMI or Carpenter, including any Lien on the Assets and Properties of the Company resulting from such a Liability (other than Indiana property taxes that are not yet due and payable and either (i) have been properly accrued as a liability on the Pro Forma Balance Sheet or (ii) are disclosed in
SECTION 2.11 OF THE DISCLOSURE SCHEDULE, which taxes shall be Liabilities of the Company as provided in the Contribution Agreement); or (v) any Liability of CII (whether for Taxes or otherwise) and any Liability of Carpenter under or in respect of the CII Stock Purchase Agreement; PROVIDED, HOWEVER, that the Owners and Carpenter shall not be obligated pursuant to clause (ii) of this Section 9.1 to the extent that a Loss claimed thereunder is finally adjudicated by a court of competent jurisdiction to have resulted primarily from the gross negligence or wilful misconduct of the Indemnified Party making such claim; and PROVIDED FURTHER, that if and to the extent that any indemnification hereunder is finally determined by a court of competent jurisdiction to be unenforceable, the Owners and Carpenter shall jointly and severally make the maximum contribution to the payment and satisfaction of the indemnified Losses as shall be permissible under applicable laws.

       9.2 METHOD OF ASSERTING CLAIMS. All claims for indemnification by any Indemnified Party under Section 9.1 will be asserted and resolved as follows:

       (a) In order for an Indemnified Party to be entitled to any indemnification provided for under Section 9.1 in respect of, arising out of or involving a claim or demand made by any Person not a party to this Agreement against the Indemnified Party (a "Third Party Claim"), the Indemnified Party must deliver a Claim Notice to the Indemnifying Party within 30 Business Days after receipt by such Indemnified Party of written notice of the Third Party Claim; PROVIDED, HOWEVER, that failure to give such Claim Notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

       (b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party, which counsel must be reasonably satisfactory to the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, but shall continue to pay for any expenses of investigation or any Loss suffered. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in such defense and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. If (i) the Indemnifying Party shall not assume the defense of a Third Party Claim with counsel reasonably satisfactory to the Indemnified Party within five Business Days of any Claim Notice, or (ii) legal counsel for the Indemnified Party notifies the Indemnifying Party that there are or may be legal defenses available to the Indemnified Party or to other Indemnified Parties which are different from or additional to those available to the Indemnifying Party, which, if the Indemnified Party and the Indemnifying Party were to be represented by the same counsel, would constitute a conflict of interest for such counsel or prejudice prosecution of the defenses available to such Indemnified Party, or (iii) if the Indemnifying Party shall assume the defense of a Third Party Claim and fail to diligently prosecute such defense, then in each such case the Indemnified Party, by notice to the Indemnifying Party, may employ its own counsel and control the defense of the Third Party Claim and the Indemnifying Party shall be liable for the reasonable fees, charges and disbursements of counsel employed by the Indemnified Party; and the Indemnified Party shall be promptly reimbursed for any such fees, charges and disbursements, as and when incurred. Whether the Indemnifying Party or the Indemnified Party controls the defense of any Third Party Claim, the parties hereto shall cooperate in the defense thereof. Such cooperation shall include the retention and provision to the counsel of the controlling party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall have the right to settle, compromise or discharge a Third Party Claim (other than any such Third Party Claim in which criminal conduct is alleged) without the Indemnified

Party's consent if such settlement, compromise or discharge (i) constitutes a complete and unconditional discharge and release of the Indemnified Party, and (ii) provides for no relief other than the payment of monetary damages and such monetary damages are paid in full by the Indemnifying Party.

       (c)   In the event any Indemnified Party shall have a claim under
Section 9.1 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been materially prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 8.1 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

       (d) The rights accorded to Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at law or in equity, under federal and state securities laws, by separate agreement (including, without limitation, under the Operative Agreements) or otherwise.


                                 ARTICLE X

                                TERMINATION

       10.1 TERMINATION. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

       (a) at any time before the Closing, by mutual written agreement of the Owners, Carpenter, the Company and the Investors;

       (b) at any time before the Closing, by the Owners, Carpenter or the Company on the one hand or any Investor on the other hand, in the event (i) of a material breach hereof by any non-terminating party if such non-terminating party fails to cure such breach within five Business Days following notification thereof by the terminating party or

     (ii) upon notification of the non-terminating parties by the terminating party that the satisfaction of any condition to the terminating party's obligations under this Agreement has become impossible or impracticable with the use of commercially reasonable efforts, so long as the failure of such condition to be satisfied is not caused by a breach hereof by the terminating party; or

       (c) at any time after January 8, 1997, by the Owners, Carpenter or the Company, on the one hand, or any Investor, on the other hand, upon notification of the non-terminating parties by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a material breach of this Agreement by the terminating party.

       10.2 EFFECT OF TERMINATION. If this Agreement is validly terminated pursuant to Section 10.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of any Owner, Carpenter, the Company or any Investor, except as provided in the next two succeeding sentences and except that the provisions with respect to expenses in Section 12.3, confidentiality in Section 12.5 and governing law in Section 12.13 will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 10.1(b) or
(c) by an Investor, (i) each of the Owners, Carpenter and the Company will remain liable to the Investors for any misrepresentation or breach of warranty or nonfulfillment of or failure to perform any covenant or agreement of the Owners, Carpenter or the Company existing at the time of such termination, and (ii) each Investor will remain liable to the Owners, Carpenter and the Company for any misrepresentation or breach of warranty or nonfulfillment of or failure to perform any covenant or agreement of such Investor existing at the time of such termination. Each of the Owners, Carpenter, the Company and the Investors may seek such remedies, including damages and reimbursement for fees and expenses of attorneys, against the others with respect to any misrepresentation, breach, nonfulfillment or failure referred to in clause (i) or (ii) above as are provided under this Agreement, including its remedies under Article IX with respect thereto, or as are otherwise available at Law or in equity.


                                ARTICLE XI

                                DEFINITIONS

       11.1 DEFINITIONS. (a) As used in this Agreement, the following defined terms shall have the meanings indicated below:

       "ACTIONS OR PROCEEDINGS" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

       "AFFILIATE" means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls (i) 5% or more of any class of equity securities of that Person or any of its Affiliates or (ii) 5% or more of any class of equity securities (including any equity securities issuable upon the exercise of any option, warrant, convertible security or similar right) of that Person or any of its Affiliates, or (c) any director, partner, officer, agent, employee or relative of that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

       "AGREED-UPON PROCEDURES" means the tests and procedures described in the Agreed-Upon Procedures Report (including the Accounting Firm's observation of the physical inventory referred to in Section 2.8(b)).

       "AGREED-UPON PROCEDURES REPORT" has the meaning ascribed to it in
Section 2.8(c).

       "AGREEMENT" means this Investment Agreement, the Exhibits, the Schedules and the Disclosure Schedule and the certificates delivered in connection herewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof.

       "ASSETS AND PROPERTIES" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

       "ASSOCIATE" means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of 10% or more of any class of its equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

       "AUDITED FINANCIAL STATEMENT DATE" means December 31, 1995.

       "AUDITED FINANCIAL STATEMENTS" means the audited consolidated balance sheet of CMI as of December 31, 1995 and the related audited consolidated statements of income, stockholders' equity and cash flows for the fiscal year then ended, in each case including the notes thereto.

       "BENEFIT PLAN" means any Plan established by Carpenter or the Company or any predecessor of either of them, existing at the Closing Date or prior thereto, to which Carpenter or the Company contributes or has contributed, or under which any employee, former employee, member, manager or director of Carpenter or the Company or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

       "BOOKS AND RECORDS" means all files, documents, instruments, papers, books and records relating to the Business or Condition of Carpenter or the Company, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

       "BUSINESS COMBINATION" means with respect to any Person (i) any merger, consolidation or other business combination to which such Person is a party, (ii) any sale, dividend, split or other disposition of any capital stock of or other equity interests in such Person, (iii) any recapitalization, refinancing (of indebtedness or equity), liquidation, dissolution or similar transaction with respect to such Person, (iv) any sale, dividend or other disposition of all or any material portion of the Assets and Properties of such Person (other than in connection with the Contribution) or (v) the entering into of any agreement or understanding, or the grant of any rights or options with respect to any of the foregoing.

       "BUSINESS DAY" means a day other than Saturday, Sunday or any day on which banks located in the State of Indiana or New York are authorized or obligated to close.

       "BUSINESS OR CONDITION OF CARPENTER OR THE COMPANY" means (a) with respect to Carpenter, the business, condition (financial or otherwise), results of operations and Assets and Properties of Carpenter, and (b) with respect to the Company, the business, condition (financial or otherwise), results of operations, Assets and Properties and (as set forth in the projections contained in Schedule 2.31) prospects of the Company.

       "CARPENTER" has the meaning ascribed to it in the introductory paragraph of this Agreement.

       "CHARTER" means the certificate of incorporation of the Company following the Conversion, as the same may be amended, modified or restated from time to time.

       "CHARTER DOCUMENTS" has the meaning ascribed to it in Section
2.1(a).

       "CII" means Curtis International, Inc., an Indiana corporation.

       "CII STOCK PURCHASE AGREEMENT" means the Stock Purchase Agreement dated September 26, 1996, by and among Dr. SerVaas, Zbigniew Niemczycki, Carpenter, CII and certain other Persons.

       "CLAIM NOTICE" means written notification pursuant to
Section 9.2(a) of a Third Party Claim as to which indemnity under
Section 9.1 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, on the Indemnified Party and identifying the basis for the Indemnified Party's claim against the Indemnifying Party under
Section 9.1.

       "CLOSING" means the closing of the transactions contemplated by
Section 1.3.

       "CLOSING DATE" means the date on which the Closing actually occurs, which date shall be either (a) the fifth Business Day after the day on which the last of the consents, approvals, actions, filings, notices or waiting periods described in or related to the filings described in Sections 6.5 and 6.6 and Section 7.4 has been obtained, made or given or has expired, as applicable, or (b) such other date as the Investors, the Company, Carpenter and the Owners may mutually agree.

       "CMI" means Carpenter Manufacturing, Inc., an Indiana corporation (formerly known as CBW, Inc.) and a predecessor of Carpenter.

       "CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

       "COMMON STOCK" has the meaning ascribed thereto in the recitals hereto.

       "COMPANY" has the meaning ascribed to it in the introductory paragraph of this Agreement.

       "CONTRACT" means any agreement, lease, debenture, note, other evidence of Indebtedness, mortgage, deed of trust, indenture, security agreement or other contract (whether written or oral).

       "CONTRIBUTION" has the meaning ascribed thereto in the recitals hereto.

       "CONTRIBUTION AGREEMENT" means the Contribution Agreement to be entered into on the Closing Date by Carpenter and the Company, substantially in the form of Exhibit D, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

       "CURTIS" has the meaning ascribed to it in the introductory paragraph of this Agreement.

       "DEBT RESTRUCTURING" means: (i) the restructuring of the Wayne
Bank revolving credit facility to effect the release of all guarantees provided by Affiliates of Carpenter in respect of Carpenter's or the Company's obligations under such revolving credit facility, or the replacement and refinancing of such revolving credit facility with a new revolving credit facility of at least the same size as to which the borrower's obligations thereunder are not guaranteed by any Affiliate of Carpenter or the Company; (ii) the refinancing, with the proceeds of a term loan secured only by a Lien on all or a portion of the Company's equipment and real estate, of (A) all outstanding Indebtedness under the equipment financing arrangements with the City of Richmond, Indiana, the First National Bank of Mitchell, Newcourt (other than the Newcourt inventory financing arrangement), Harsco and Wayne Bank Presses and (B) the Out-of-Trust Indebtedness; and (iii) the termination of the CIT sublease arrangement through the purchase by the Company in an arm's-length transaction of the equipment subject to such arrangement, which purchase will be financed with the proceeds of a term loan obtained by the Company (which term loan may be combined with the term loan contemplated by clause
(ii) above); all of the foregoing in form and substance satisfactory to each Investor in its sole discretion.

       "DISCLOSURE SCHEDULE" means the schedules delivered to the Investors by or on behalf of the Owners, Carpenter and the Company, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein pursuant to this Agreement.

       "DISPUTE PERIOD" means the period ending 30 calendar days following receipt by an Indemnifying Party of an Indemnity Notice.

       "DR. SERVAAS" means Dr. Beurt R. SerVaas.

       "ENVIRONMENT" means all air, surface water, groundwater and land, including land surface and subsurface, including all fish, wildlife and other natural resources.

       "ENVIRONMENTAL CLAIM" means any and all administrative or judicial actions, suits, orders, claims, Liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, (collectively, "CLAIMS") pursuant to or relating to any applicable Environmental Law by any Person (including any Governmental or Regulatory Authority, individual or citizens' group) based upon, alleging, asserting, or claiming any actual or potential (i) violation of or liability under any Environmental Law,
(ii) violation of any Environmental Permit or (iii) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release into the Environment of any Hazardous Materials at any location, including but not limited to any off-Site location to which Hazardous Materials or materials containing Hazardous Materials have been sent for handling, storage, treatment, or disposal.

       "ENVIRONMENTAL CLEAN-UP SITE" means any location which is listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding or investigation related to or arising from any alleged violation of any Environmental Law, or at which there has been a Release, threatened or suspected Release of a Hazardous Material.

       "ENVIRONMENTAL LAW" means any and all current and future, federal, state, local and foreign, civil and criminal laws, statutes, ordinances, orders, codes, rules, regulations, Environmental Permits, policies, guidance documents, judgments, decrees, injunctions or agreements with any Governmental or Regulatory Authority relating to the protection of health and the Environment, or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling or Release of Hazardous Materials, whether now existing or subsequently amended or enacted, including: the Clean Air Act, 42 U.S.C.
<Section> 7401 ET SEQ.; the Comprehensive Environmental Response,
Compensation and Liability Act of 1980, 42 U.S.C. <Section> 9601 ET SEQ.; the Federal Water Pollution Control Act, 33 U.S.C. <Section> 1251 ET SEQ.; the Hazardous Material Transportation Act 49 U.S.C. <Section> 1801 ET SEQ.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C.
<Section> 136 ET SEQ.; the Resource Conservation and Recovery Act of 1976,
42 U.S.C. <Section> 6901 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. <Section> 2601 ET SEQ.; the Oil Pollution Act of 1990, 33 U.S.C.
<Section> 2701 ET SEQ.; and the state analogies thereto, all as amended or superseded from time to time; and any common law doctrine, including negligence, nuisance, trespass, personal injury, or property damage, relating to the presence or Release of or an exposure to a Hazardous Material.

       "ENVIRONMENTAL PERMIT" means any and all federal, state, local or foreign permits, licenses, approvals, consents or authorizations required by any Governmental or Regulatory Authority under or in connection with any

Environmental Law, including any and all orders, consent orders or binding agreements issued or entered into by a Governmental or Regulatory Authority under any applicable Environmental Law.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

       "ERISA AFFILIATE" means any Person who is or at any time was in the same controlled group of corporations or who is under common control with CMI, Carpenter or the Company (within the meaning of Section
412(n)(6)(b) of the Code).

       "ESTIMATED PRO FORMA OPERATING STATEMENTS" has the meaning ascribed to it in Section 2.8(b).

       "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

       "FEDERALLED BUS" means, as of any date of determination, any Semi-Finished Bus retained by Carpenter pursuant to the Contribution Agreement which, as of such date, has been (a) certified by a duly authorized Carpenter inspector, in a manner consistent with past practice, as complying with all applicable federal motor vehicle safety standards and
(b) stickered by such inspector for delivery to the purchaser thereof.

       "FORMER MITCHELL PROPERTIES" shall have the meaning ascribed to it in Section 9.1.

       "GAAP" means generally accepted accounting principles, consistently applied throughout the specified period and the immediately prior comparable period.

       "GOVERNMENTAL OR REGULATORY AUTHORITY" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include, without limitation, any stock exchange, quotation service and the National Association of Securities Dealers.

       "GUARANTEE" means the Guarantee of Dr. Beurt SerVaas attached to this Agreement, as such Guarantee may be amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof.

       "HAZARDOUS MATERIAL" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (B) any chemicals, materials, substances or wastes which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority.

       "INDEBTEDNESS" of any Person means all obligations of such Person
(i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases, (v) as an account party in respect of letters of credit and (vi) in the nature of guarantees of the obligations described in clauses (i) through (v) above of any other Person.

       "INDEMNIFIED PARTY" means any Person claiming indemnification under any provision of Article IX.

       "INDEMNIFYING PARTY" means any Person against whom a claim for indemnification is being asserted under any provision of Article IX.

       "INDEMNITY NOTICE" means written notification pursuant to Section 9.2(c) of a claim for indemnity under Article IX by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

       "INDEPENDENT ACCOUNTING FIRM" shall mean Arthur Andersen or, if Arthur Andersen shall decline or otherwise be unable to perform the engagement in question, another firm of independent certified public accountants of nationally recognized standing (other than the Accounting Firm, Price Waterhouse and Deloitte) mutually acceptable to Carpenter and the Investors.

       "INTELLECTUAL PROPERTY" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

       "INVENTORY COMPUTATION" has the meaning ascribed to it in Section
5.6(a).

       "INVESTMENT ASSETS" means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exercisable or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by Carpenter or the Company.

       "INVESTORS" has the meaning ascribed to it in the introductory paragraph of this Agreement.

       "IRS" means the United States Internal Revenue Service.

       "LAWS" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

       "LEASED REAL PROPERTY" has the meaning ascribed to it in Section
2.15(a).

       "LIABILITIES" means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, known or unknown, fixed or otherwise, and whether due or to become due).

       "LICENSES" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

       "LIEN" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

       "LOSSES" means any and all damages, fines, fees, penalties, deficiencies, losses and expenses, including interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts and other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include all fees and expenses, including, without limitation fees and expenses of attorneys, incurred in connection with (i) the investigation or defense of any Third Party Claims or (ii) asserting or disputing any rights under this Agreement against any party hereto or otherwise). Also included within the meaning of Loss, as applied to any Investor, shall be the diminution in value to such Investor's investment hereunder.

       "MANAGEMENT AGREEMENTS" means, collectively, (a) the Management Agreement to be entered into as of the Closing Date by the Company and Curtis, (b) the Management Agreement to be entered into as of the Closing

Date by the Company and REI II, and (c) the Management Agreement to be entered into as of the Closing Date between the Company and Spartan, each substantially in the form of Exhibit F, and each as it may be amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof.

       "MATERIALS COST" has the meaning ascribed to it in Section 5.4(a).

       "MITCHELL FACILITY" means the real property located at 1500 West Main Street, Mitchell, Indiana, that is owned on the date hereof by Carpenter.

       "NASD" means the National Association of Securities Dealers, Inc.

       "NET CONTRIBUTION AMOUNT" means, with respect to any period, an amount equal to (a) the aggregate amount of cash advanced to Carpenter by the Owners and their respective Affiliates (other than Timothy S. Durham) during such period, PLUS (b) the aggregate amount of cash contributed to the capital of Carpenter by the Owners and their respective Affiliates during such period, MINUS (c) the aggregate amount of such advances and contributions made for the primary purpose of developing Carpenter's Shuttle Bus Business, MINUS (d) the aggregate amount of all cash, securities and other property paid (other than as salary or as reimbursement of expenses, in either case incurred in the ordinary course of business including rental expense for the office at Curtis in Indianapolis (as set forth in SECTION 2.15(A) OF THE DISCLOSURE SCHEDULE) and equipment lease expenses under that certain Equipment Lease Agreement between SerVaas, Inc. and Carpenter, dated December 21, 1993 (as set forth in SECTION 2.18(2)(M) OF THE DISCLOSURE SCHEDULE)) or distributed to the Owners and their respective Affiliates during such period (other than the distribution to the Owners of the net proceeds of Carpenter's sale of 800 shares of CII's common stock pursuant to the CII Stock Purchase Agreement).

       "NEW CURTIS NOTE" has the meaning ascribed to it in Section 4.9.

       "NOVEMBER 30 FINANCIAL STATEMENTS" has the meaning ascribed to it in Section 4.5(b).

       "OCTOBER 31 COMPILED FINANCIAL STATEMENTS" has the meaning ascribed to it in Section 2.8(b).

       "OPERATIVE AGREEMENTS" means the Guarantee, the Contribution Agreement, the Registration Rights Agreement, the Stockholders' Agreement, the Management Agreements, the Supply Agreement and any support or other agreements to be entered into in connection with the transactions contemplated by this Agreement.

       "OPTION" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person or (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including any rights to participate in the equity, income or election of directors or officers of such Person.

       "ORDER" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each case whether preliminary or final).

       "OUT-OF-TRUST INDEBTEDNESS" has the meaning ascribed to it in
Section 2.8(h).

       "OWNED REAL PROPERTY" has the meaning ascribed to it in Section
2.15(a).

       "OWNERS" has the meaning ascribed to it in the introductory paragraph of this Agreement.

       "PERMITTED LIEN" means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) the Liens set forth in SECTION 11.1 OF THE DISCLOSURE SCHEDULE and (iii) any minor imperfection of title or similar Lien which, individually or in the aggregate with other such Liens, does not impair the value or marketability of the property subject to such Lien or interfere with the use of such property in the conduct of the business of Carpenter or the Company and which does not secure obligations for money borrowed.

       "PERSON" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

       "PLAN" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

       "PRO FORMA BALANCE SHEET" has the meaning ascribed to it in
Section 2.8(b).

       "PURCHASE PRICE" has the meaning ascribed to it in Section 1.2.

       "PURCHASED STOCK" has the meaning ascribed to it in the recitals hereto.

       "QUALIFIED PLAN" means each Benefit Plan which is intended to qualify under Section 401 of the Code.

       "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement to be entered into as of the Closing Date by the Company, Carpenter and the Investors, substantially in the form of Exhibit G, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof.

       "REI II" has the meaning ascribed to it in the introductory paragraph of this Agreement.

       "REIMBURSABLE EXPENSES" has the meaning ascribed to it in Section
12.3.

       "RELEASE" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the Environment.

       "REPRESENTATIVES" has the meaning ascribed to it in Section 4.2.

       "RESOLUTION PERIOD" means the period ending 30 calendar days following receipt by an Indemnified Party of a Dispute Notice.

       "RESTRUCTURING TRANSACTIONS" has the meaning ascribed to it in
Section 4.9.

       "RETAINED INVENTORY COST" has the meaning ascribed to it in
Section 5.4(a).

       "RICHMOND ACQUISITION AGREEMENT" means the agreement dated
November 12, 1996 between Carpenter and the City of Richmond, Indiana, pursuant to which Carpenter has acquired ownership of the Richmond Facility from such City.

       "RICHMOND FACILITY" means the real property and improvements thereon comprising Carpenter's manufacturing facility in Richmond, Indiana.

       "SEC" means the Securities and Exchange Commission.

       "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

       "SEPTEMBER 30 COMPILED FINANCIAL STATEMENTS" has the meaning ascribed to it in Section 2.8(a).

       "SEMI-FINISHED BUSES" means, as of any date of determination, those buses held by Carpenter as inventory on such date which consist of a bus body attached to a bus chassis.

       "SITE" means any of the real properties currently or previously owned, leased or operated by Carpenter, the Company, any predecessor of Carpenter or the Company, or Subsidiaries, or any entity previously owned by CMI, Carpenter or the Company (other than the Mitchell Facility and the Former Mitchell Properties), including all soil, subsoil, surface waters and groundwater thereat.

       "SPARTAN" has the meaning ascribed to it in the introductory paragraph of this Agreement.

       "STOCKHOLDERS' AGREEMENT" means the Stockholders' Agreement to be entered into as of the Closing Date by the Company, Carpenter and the Investors, substantially in the form of Exhibit E, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof.

       "SUBSIDIARY" means any Person in which Carpenter or the Company, directly or indirectly through Subsidiaries or otherwise, beneficially owns more than 50% of either the equity interests in, or the voting control of, such Person.

       "SUPPLY AGREEMENT" means the Supply Agreement to be entered into as of the Closing Date by Carpenter and the Company with respect to tool and die products manufactured at the Mitchell Facility, substantially in the form of Exhibit K, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof.

       "TAX" or "TAXES" means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, AD VALOREM, value added, franchise, bank shares, withholding, payroll, employment, excise, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

       "TAX RETURNS" means any returns, reports or statements (including any information returns) required to be filed with any Governmental or Regulatory Authority for purposes of a particular Tax.

       "THIRD PARTY CLAIM" has the meaning ascribed to it in Section
8.2(a).

       "TRANSFERRED EMPLOYEES" has the meaning ascribed to it in Section
5.6(a).

       "TRUST" has the meaning ascribed to it in the introductory paragraph of this Agreement.

       "UNFINISHED BUSES AND CHASSIS" means, as of any date of determination, those items held by Carpenter or the Company as inventory on such date which consist of either (a) a bus body which is not attached to a bus chassis or (b) a bus chassis that has been received at the Richmond Facility or on behalf of Carpenter or the Company at a Corbeil facility and that is not attached to a bus body.

       "UNSECURED NEWCOURT INDEBTEDNESS" has the meaning ascribed to it in Section 2.8(h).

       (b) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement;
(v) the words "include," "includes" and "including" are deemed to be followed by the phrase "without limitation"; and (vi) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of CMI and Carpenter. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.


                                ARTICLE XII

                               MISCELLANEOUS

       12.1 NOTICES. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

       If to REI II, to:

       Recovery Equity Investors II, L.P.
       901 Mariner's Island Boulevard
       Suite 555
       San Mateo, CA 94404
       Facsimile No.:  (415) 578-9842
       Attn:  Joseph J. Finn-Egan
              Jeffrey A. Lipkin

       with a copy to:

       Morgan, Lewis & Bockius LLP
       101 Park Avenue
       New York, NY  10178
       Facsimile No.:  (212) 309-6273
       Attn:  Philip H. Werner, Esq.

       If to Spartan, to:

       Spartan Motors, Inc.
       1000 Reynolds Road
       Charlotte, Michigan 48813
       Facsimile No.:  (517) 543-7729
       Attn:  George Sztykiel

       with a copy to:

       Foster, Swift, Collins & Smith
       313 South Washington Square
       Lansing, MI  48933
       Facsimile No.: (517) 371-8200
       Attn: James B. Jensen, Jr., Esq.

       If to Carpenter or the Company, to:

       Carpenter Industries LLC
       1100 Industries Road
       Richmond, IN  47374
       Facsimile No.:  (317) 965-4100
       Attn: Timothy S. Durham

       with a copy to:

       Leeuw, Plopper & Beeman
       135 North Pennsylvania Street
       2000 First Indiana Plaza
       Indianapolis, IN  46204
       Facsimile No.:  (317) 264-5420
       Attn:  Stephen E. Plopper, Esq.

       If to Curtis, to:

       The Curtis Publishing Company
       1000 Waterway Boulevard
       Indianapolis, IN 46202
       Facsimile No.:  (317) 633-8813
       Attn:  Dr. Beurt SerVaas

       with a copy to:

       Leeuw, Plopper & Beeman
       135 North Pennsylvania Street
       2000 First Indiana Plaza
       Indianapolis, IN  46204
       Facsimile No.:  (317) 264-5420
       Attn:  Stephen E. Plopper, Esq.

       If to the Trust, to:

       1000 Waterway Boulevard
       Indianapolis, IN 46202
       Facsimile No.: (317) 633-8813
       Attn:  Dr. Beurt SerVaas
       with a copy to:

       Leeuw, Plopper & Beeman
       135 North Pennsylvania Street
       2000 First Indiana Plaza
       Indianapolis, IN  46204
       Facsimile No.:  (317) 264-5420
       Attn:  Stephen E. Plopper, Esq.

All such notices, requests and other communications to any party hereto will (i) if delivered personally to such party at its address as provided in this Section 12.1, be deemed given upon delivery, (ii) if delivered by facsimile transmission to such party at its facsimile number as provided in this Section 12.1, be deemed given upon receipt, (iii) if delivered by mail in the manner described above to such party at its address as provided in this Section 12.1, be deemed given on the earlier of the third Business Day following mailing or upon receipt and (iv) if delivered by overnight courier prepaid to such party at its address as provided in this Section 12.1, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 12.1). Any party hereto from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to each other party hereto.

       12.2  ENTIRE AGREEMENT.  This Agreement and the Operative
Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

       12.3 EXPENSES. Except as otherwise expressly provided in this Agreement (including without limitation as provided in Article IX and Section 10.2), each party hereto will pay its own costs and expenses; PROVIDED, HOWEVER, that (x) upon the Closing, the Company shall reimburse each of Carpenter and the Investors for all of the reasonable fees and expenses (including the fees and expenses of counsel, consultants and accountants), incurred by Carpenter or such Investor, as the case may be, prior to the Closing in connection with this Agreement, the Operative Agreements and the transactions contemplated hereby or thereby, provided that the approximate amount of any such expense has been previously disclosed to the Investors and Carpenter prior to the date hereof (the "Reimbursable Expenses"); (y) in the event any provision of this Agreement is breached by any of the Owners, Carpenter or the Company and the Closing does not occur, the Owners, Carpenter and the Company jointly and severally shall reimburse each Investor for its Reimbursable Expenses and (z) in the event this Agreement has been terminated or, prior to June 30, 1997, the Closing has not occurred and Carpenter, the Company or any Subsidiary of either of them consummates within 12 months following the earlier of such termination or June 30, 1997, a Business Combination or enters into an agreement, arrangement or understanding (including a non-binding letter of intent) to consummate a Business Combination, the Owners, Carpenter and the Company jointly and severally shall, promptly upon the earliest of such event to occur, pay $500,000 in cash to each Investor.

       12.4 PUBLIC ANNOUNCEMENTS. At all times at or before the Closing, none of the Owners, Carpenter, the Company or the Investors will issue or make any statements or releases to the public with respect to this Agreement or the transactions contemplated hereby without the consent of the others, which consent shall not be unreasonably withheld. If any party hereto is unable to obtain the approval of its public statement or release from the other parties hereto and such statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party's disclosure obligations, then such party may make or issue the legally required statement or release and promptly furnish the other parties with a copy thereof. Each of the Owners, Carpenter, the Company and the Investors will also obtain the other parties' prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

       12.5 CONFIDENTIALITY. Each party hereto will hold in strict confidence from any Person (other than any Affiliate or Representative or partner of such party) unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary consents and approvals in respect of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities and other third parties) or by other requirements of Law or
(ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other parties or any of their respective Affiliates furnished to it by any such other party or any such other party's Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential. In the event the transactions contemplated hereby are not consummated, upon the request of any other party hereto, each party hereto will, and will cause its Affiliates and their respective Representatives to, promptly redeliver or cause to be redelivered all copies of documents and information furnished by such other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives.

       12.6 FURTHER ASSURANCES; POST-CLOSING COOPERATION. At any time and from time to time after the Closing, the Owners, Carpenter and the Company shall execute and deliver to each Investor such other documents and instruments, provide such materials and information and take such other actions as any Investor may reasonably request more effectively to vest title in such Investor to the Purchased Stock being purchased by such Investor hereunder and otherwise to cause the Owners, Carpenter and the Company and to fulfill their respective obligations under this Agreement and the Operative Agreements.

       12.7 WAIVER. Any term or condition of this Agreement may be waived at any time by any party hereto that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition (and no such waiver shall in any event be binding on any other party hereto that is entitled to the benefits of such term or provision). No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

       12.8 AMENDMENT. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

       12.9 THIRD PARTY BENEFICIARIES. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnity under Article IX.

       12.10 NO ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any of the Owners, Carpenter or the Company without the prior written consent of the Investors and any attempt to do so will be void. No Investor may assign its right hereunder to acquire Purchased Stock to any other Person without the prior written consent of the other parties hereto. Subject to the two immediately preceding sentences, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

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
       12.11 HEADINGS. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

       12.12 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

       12.13 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

       12.14 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

       12.15 LIMITED RECOURSE.  Notwithstanding anything in this
Agreement, any Operative Agreement or any other document, agreement or instrument contemplated hereby or thereby to the contrary, the obligations of any Investor hereunder and under any Operative Agreement shall be without recourse to any partner, Associate or Affiliate of such Investor or its partners, or any of such Investor's officers, directors, employees or agents and shall be limited to the assets of such Investor.

       12.16 INVESTORS' OBLIGATIONS SEVERAL AND NOT JOINT. The obligations of each Investor under this Agreement are several and not joint, and no Investor shall be Liable or otherwise responsible in any manner for any violation or breach of, or any failure to perform, any provision of this Agreement on the part of the other Investor.

               [Remainder of page intentionally left blank]

       IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each party hereto as of the date first above written.

                              CARPENTER INDUSTRIES INC.


                              By: /S/ TIMOTHY DURHAM
                                  Name:   Timothy S. Durham
                                  Title:  President


                              CARPENTER INDUSTRIES LLC


                              By: /S/ TIMOTHY DURHAM
                                  Name:   Timothy S. Durham
                                  Title:  President



                              THE CURTIS PUBLISHING COMPANY


                              By: /S/ BEURT SERVAAS
                                  Name:   Dr. Beurt R. SerVaas
                                  Title:  President


                              By: /S/ JOAN S. DURHAM
                                  Name:   Joan S. Durham
                                  Title:  Assistant Secretary



                              BEURT SERVAAS REVOCABLE TRUST


                              By: /S/ BEURT SERVAAS
                                  Name:   Dr. Beurt R. SerVaas
                                  Title:  in his capacity as Trustee and
                                          not in his individual capacity

                              SPARTAN MOTORS, INC.


                              By: /S/ GEORGE W. SZTYKIEL C.E.O.
                                  Name:  George Sztykiel
                                  Title: Chief Executive Officer


                              RECOVERY EQUITY INVESTORS, II, L.P.,

                              By:  Recovery Equity Partners II, L.P.,
                                   its general partner


                                   By: /S/ JOSEPH J. FINN-EGAN
                                       Name:  Joseph J. Finn-Egan
                                       Title: General Partner


                                   By: /S/ JEFFREY A. LIPKIN
                                       Name:  Jeffrey A. Lipkin
                                       Title: General Partner

                   GUARANTEE OF DR. BEURT R. SERVAAS

     1.      Dr. Beurt R. SerVaas (the "Guarantor") does hereby personally guarantee full, prompt and complete performance by The Curtis

Publishing Company, an Indiana corporation, Carpenter Industries LLC,

an Indiana limited liability company, and the Beurt R. SerVaas

Revocable Trust (collectively, the "SerVaas Entities"), of their respective obligations under Sections 4.16, 4.17, 5.1, 5.3, 5.4 and 5.8 of the Investment Agreement dated as of December 23, 1996 (as the same may be amended, supplemented or otherwise modified from time to time,

the "Agreement"), including, without limitation, the payment of all sums that may become due to Carpenter Industries Inc., a Delaware corporation, from the SerVaas Entities thereunder.

     2.      This Guarantee shall continue in full force and effect until all the obligations of the SerVaas Entities under the Sections of the

Agreement specified in paragraph 1 above have been fully discharged by the SerVaas Entities.

     3.      The obligations of the Guarantor under this Guarantee shall not be discharged, impaired or otherwise affected by any alteration,

modification or extension of the obligations of the SerVaas Entities under the Agreement.

     4.      The Guarantor hereby waives notice of acceptance of this

Guarantee.

     5.      THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN

ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

       IN WITNESS WHEREOF, the undersigned hereby sets his hand as of the day and year set forth below.


                                        /S/ BEURT R. SERVAAS
                                        DR. BEURT R. SERVAAS


Dated as of December 23, 1996.








































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